Exhibit 10.1

HOTEL PURCHASE AGREEMENT

THIS HOTEL PURCHASE AGREEMENT (this “Agreement”) is made as of September _____ 2005 (the “Effective Date”), by and between WO GRAND HOTEL, LLC, a New Jersey limited liability company, having an address c/o Wilshire Enterprises, Inc, One Gateway Center, 10th Floor, Newark, New Jersey 07102 (“Seller”), and 350 PLEASANT VALLEY HOTEL ASSOCIATES, L.L.C., a New Jersey limited liability company with an address at 131 U.S. Route 46, Suite 45, Lodi, New Jersey 07644 (“Buyer”).
AGREEMENT:

SELLER AND BUYER HEREBY AGREE AS FOLLOWS:

Section 1. Definitions. Seller and Buyer hereby agree that the terms defined in Annex A shall have the definitions therein set forth.

Section 2. Agreement of Sale and Purchase. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following (collectively, the “Property”): (a) the Real Property, (b) the Personal Property, (c) the Leases, (d) the Service Contracts (to the extent freely assignable to Buyer), (e) the Permits (to the extent freely assignable to Buyer), and (f) the Guest Ledger.

Section 3. Property Information

3.1 Seller shall deliver, or cause to be delivered, to Buyer (without representation or warranty, except as may otherwise be expressly provided in this Agreement) the following (the “Property Information”), to the extent in the possession of Seller, not later than thirty (30) day after the Effective Date (provided that if Seller shall not timely deliver such items, then Buyer shall give notice to Seller thereof, and Seller shall deliver such items within thirty (30) days after receipt of such notice from Buyer, to the extent in the possession of Seller):

(a) Copies of all Occupancy Agreements and all commission, brokerage or similar agreements pertaining to the Occupancy Agreements, if any;

(b) Copies of the lease files for all tenants of the Property (but not including the tenant under the Operating Lease), including without limitation, each Lease (other than the Operating Lease) and all correspondence pertaining to each Lease (other than the Operating Lease) and all consents or waivers with respect thereto (“Lease Files”);

(c)  A schedule of all Advance Deposits held but not applied by Seller, if any;

(d) Copies of the engineering and technical reports (including structural, plumbing, electrical or mechanical studies), environmental reports and site assessments related to the Property in the possession of Seller, which are described on Schedule E (the “Property Reports”);

(e) As-built plans with respect to the Improvements in the possession of Seller, if any;

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(f) Copies of all Permits issued by any governmental authority with respect to the Property, if any;

(g) Copies of Seller’s most current title insurance information and survey, if any;

(h) Copy of the Restaurant Lease;

(i) Copies of Service Contracts.

3.2 During the thirty (30) day period prior to the Closing Date, Buyer, its agents and consultants shall have reasonable access to the general manager at the Hotel at reasonable times at reasonable intervals provided that (i) such access shall not interfere with or disrupt the performance by such general manager of his duties nor take up more than a de minimus portion of the working hours of such general manager and (ii) if and at such times as Seller shall require, a representative of Seller is present. Seller shall make a representative available at reasonable times at reasonable intervals if provided reasonable prior notice.

3.3 Buyer shall have the right, at reasonable times, at reasonable intervals, to conduct reasonable, non-invasive, non-intrusive inspections of the Property, subject to the provisions of this Section 3.3 and Section 3.4. Buyer (a) shall, for the purposes of this Section 3.3 and Section 3.4, give Seller not less than one (1) Business Day’s notice of Buyer’s intention to enter the Property and at all times conduct Buyer’s inspections in compliance with applicable law and the terms of the Leases, in a manner so as not to cause damage, loss, cost or expense to Seller, the Property or the tenants, occupants or guests, and without unreasonable interference with or disturbance of their use and enjoyment of the Property, (b) shall promptly restore the Property to its condition immediately preceding Buyer’s inspection and examination, (c) shall keep the Property free and clear of any mechanic’s liens or materialman’s liens caused by Buyer’s activities, (d) shall not contact the Tenants and shall not contact any governmental authority having jurisdiction over the Property without Seller’s express written consent other than in connection with searches of the public record in the ordinary course of Buyer’s preparation for closing, and (e) shall, until the Closing, keep all Property Information and all drafts or final reports or returns of Buyer’s inspections confidential in accordance with this Agreement. Seller may elect to have a representative present for Buyer’s physical inspection of the Property. Prior to coming upon the Property for any review or inspection in connection with this Agreement, Buyer shall furnish to Seller property damage and liability insurance policies in form and amounts reasonably acceptable to Seller; and Buyer shall restore promptly, at Buyer’s sole cost and expense, the Property to substantially the same condition as existed prior to any such inspection. Buyer and David Weiss (personally) and Daniel Sawicki (personally) (collectively, the “Buyer’s Principals”), jointly and severally, shall protect, defend (with counsel reasonably acceptable to Seller), indemnify, and hold harmless Seller and the other Seller Parties from and against any and all liabilities, actions, suits, mechanics’ liens, judgments, losses, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses), claims and demands of any nature whatsoever suffered or incurred by or made against Seller and/or such other Seller Parties, arising out of or in any way relating to the acts or omissions of Buyer or any of the Buyer Parties in conducting any inspection of the Property or any other activities by or on behalf of Buyer. The provisions of this Section 3.3 shall survive the Closing or the termination of this Agreement.

3.4 Anything in this Agreement to the contrary notwithstanding, including without limitation the provisions of Section 3.3, Buyer shall not, and shall not permit any of the Buyer Parties to, in connection with Buyer’s inspection pursuant to Section 3.3, conduct any soil tests or sampling or any boring, digging, drilling or other physical intrusion, physical invasion, or destructive or intrusive inspection or testing of the Property and/or any of the Improvements (collectively, “Testing”) without the prior written consent of Seller, in Seller’s sole discretion. If Seller consents thereto, Buyer shall furnish to Seller such additional property damage and liability insurance policies in form and amounts reasonably acceptable to Seller prior to commencing any such Testing and shall, upon completion thereof, restore promptly, at Buyer’s sole cost and expense, the Property to substantially the same condition as existed prior to such Testing. Buyer and Buyer’s Principals, jointly and severally, hereby agree to protect, defend (with counsel reasonably acceptable to Seller), indemnify and hold harmless Seller and the other Seller Parties from and against any and all liabilities, actions, suits, mechanics’ liens, judgments, losses, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses), claims and demands of any nature whatsoever suffered or incurred by or made against Seller and/or such other Seller Parties, arising out of or in any way relating to the acts or omissions of Buyer or any of the other Buyer Parties in conducting the Testing or any other activities by or on behalf of Buyer. The provisions of this Section 3.4 shall survive the Closing or the termination of this Agreement.

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3.5 Anything in Section 3.1 or otherwise in this Agreement to the contrary notwithstanding, except for copies of Seller’s most current title insurance information and survey, if any, Seller shall not be obligated to deliver to Buyer (or to provide Buyer access to) any proprietary or confidential documents, files or instruments relating to the acquisition of the Property by Seller.

Section 4. The Fund; the Purchase Price.

4.1 The Fund; Contract Deposit.

(a) The sum of ONE MILLION AND 00/100 Dollars ($1,000,000.00), representing the Fund, shall be paid and deposited by Buyer to the Fund Account simultaneously with Buyer’s execution of this Agreement and Buyer’s receipt of this Agreement executed by Seller, and the execution and delivery of the Operating Lease by the parties thereto, by wire transfer of immediately available federal funds to the account designated by Seller as the Fund Account. Any interest earned on the principal portion of the Fund shall be deemed to be part of the Fund and shall be paid together with the principal portion of the Fund; except that, it is understood and agreed that if the Closing occurs any interest earned on the Fund shall be credited to Buyer and shall be applied against the Purchase Price.

(b) Seller shall disburse and apply the Fund as provided in the Operating Lease.

(c)  The amount of the Fund, as same may from time to time be reduced as the Fund is disbursed and applied pursuant to the Operating Lease, is sometimes referred to in this Agreement as the “Initial Contract Deposit”.

(d) If Buyer shall duly exercise Buyer’s option to adjourn the Scheduled Closing Date as provided in Section 9.1 (and as a condition to exercising Buyer’s option to adjourn the Scheduled Closing Date as provided in Section 9.1), Buyer shall pay the Closing Adjournment Payment. The Closing Adjournment Payment is sometimes referred in this Agreement as the “Additional Contract Deposit;” and the Initial Contract Deposit and the Additional Contract Deposit are hereinafter referred to collectively as the “Contract Deposit.”

(e) Except as otherwise specifically provided in this Agreement, the Fund shall be utilized and applied as set forth in the Operating Lease.

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(f) Seller or Seller’s Manager shall hold the Fund in a separate account of Seller or Seller’s Manager at an institution selected by Seller or Seller’s Manager (which institution shall be subject to Buyer’s approval, not to be unreasonably withheld, delayed or conditioned) (the “Fund Account”); and the Fund shall not be commingled with other accounts of Seller or Seller’s Manager or any other moneys of Seller or Seller’s Manager, but nothing herein shall require Seller or Seller’s Manager to hold the Fund as an escrow fund or escrow account, a trust fund or trust account, or similar special fund or account. Seller shall advise Buyer of the location of the institution in which the Fund is deposited and the identifying number of the account. The Fund Account shall be an interest bearing checking account, but Seller (and Seller’s Manager”) shall have absolutely no liability for the rate of interest or amount of interest (if any) paid on the Fund by such institution. Seller shall have no liability for any losses to Fund except to the extent directly resulting from the negligence or willful wrongful act of Seller; and Seller’s Manager shall have no liability for any losses to Fund except to the extent directly resulting from the negligence or willful wrongful act of Seller’s Manager (and this provision shall survive the Closing and/or the termination of this Agreement).

(g) Anything in this Agreement to the contrary notwithstanding, if (for any reason whatsoever or for no reason) the Closing shall not occur, then the Fund Improvements ipso facto automatically shall be and become the property solely of Seller (without payment of any consideration to Buyer), and Seller shall have the right to keep and retain the Fund Improvements as the property solely of Seller (and upon request by Seller from time to time, Buyer, without charge to Seller, shall execute, acknowledge and deliver to Seller all reasonable documents requested by Seller to confirm this); and this agreement by Buyer shall survive the termination of this Agreement.

(h) If (i) the Closing occurs or (ii) this Agreement is terminated because of an Event of Default or otherwise, Seller shall disburse the Contract Deposit to Seller or Buyer, as the case may be, in accordance with the provisions pertaining to the consequences of the Closing or such termination, as the case may be.

(i) If, pursuant to the express provisions of this Agreement, Buyer shall be entitled to the refund of the Contract Deposit, then Buyer shall be entitled to the refund of (i) One Million Dollars ($1,000,000.00), representing the Initial Contract Deposit (notwithstanding that all or a portion of the Fund has been expended as provided in the Operating Lease), plus the interest thereon, if any, plus (ii) (only if Buyer has paid the Closing Adjournment Payment), Two Hundred Thousand Dollars ($200,000.00) representing the Additional Contract Deposit, plus the interest thereon, if any; provided, however, that (A) the foregoing provisions of this subparagraph notwithstanding, such right of Buyer to such refund shall be subject to the prior full payment, satisfaction and performance of any and all indemnity and/or other obligations of Buyer to Seller and (B) all Fund Improvements ipso facto shall belong solely to Seller and shall be the property solely of Seller.

4.2 Purchase Price.

(a) The purchase price for the Property shall be TWELVE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($12,750,000.00) (the “Purchase Price”); provided, however, that if the Closing shall be adjourned by Buyer pursuant to this Agreement to any date after March 2, 2006 (it being understood that in no event shall Buyer have the right to adjourn the Closing beyond March 28, 2006), then the Purchase Price shall increase by One Thousand Dollars ($1,000) for each day (including, without limitation, the actual date of Closing) after March 2, 2006 that Buyer shall have adjourned the Closing.

(b) Buyer shall pay the Purchase Price to Seller on the Closing Date as follows: On the Closing Date, (i) the remaining, unexpended portion of the Fund, if any (the “Unexpended Fund Balance”) shall be retained by Seller and credited against the Purchase Price, (ii) if the Additional Contract Deposit shall have been deposited by Buyer with Seller pursuant to this Agreement, the Additional Contract Deposit shall be retained by Seller and credited against the Purchase Price, and (iii) the balance of the Purchase Price (the “Purchase Price Balance”) shall be paid by Buyer to Seller by (at the option of Seller) certified or bank check or wire transfer of immediately available federals funds to an account designated by Buyer to Seller prior to the Closing Date.

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4.3 The parties have agreed to allocate (i) twenty percent (20%) of the Purchase Price to the FF&E, and (ii) the balance of the Purchase Price to the Real Property. Allocations made pursuant to this Section shall be used by Buyer and Seller for all tax and other government reporting purposes (and this provision shall survive the Closing).

Section 5. Operating Lease/Masessa Rights.

5.1 Operating Lease.

(a) Simultaneously with the execution and delivery of this Agreement, Pleasant Valley 350 Catering Associates, L.L.C., as tenant, and Seller, as landlord, shall execute and deliver the Operating Lease.

(b) Any default by the tenant under the Operating Lease beyond any applicable notice and/or cure period (if any) specified in the Operating Lease, or the occurrence of any of the events described in Section 9.01 of the Operating Lease, ipso facto shall be a default by Buyer under this Agreement entitling Seller, at Seller’s sole option, to exercise any and/or all of Seller’s rights and remedies under this Agreement.

(c) Anything in this Agreement or the Operating Lease to the contrary notwithstanding, if for any reason this Agreement shall terminate, then the Operating Lease shall simultaneously terminate and Buyer shall cause the tenant under the Operating Lease, not later than two (2) Business Days thereafter, to vacate the premises and surrender same to Seller as landlord under the Operating Lease, on the same terms and conditions as if such date were the date set forth in the Operating Lease for the expiration thereof, and Buyer’s Principals, jointly and severally, shall cause the tenant under the Operating Lease to perform its obligations under this paragraph (and this provision shall survive the termination of this Agreement).

5.2 Masessa Rights. Notwithstanding anything to the contrary in this Agreement and/or the Operating Lease, Buyer acknowledges and agrees that, as a precondition to Seller incurring or having any obligations under this Agreement, Seller has required that Buyer, at Buyer’s sole cost and expense, obtain from Masessa a release and waiver (the “Masessa Release”), in form and substance acceptable to Seller in its sole discretion, of any and all claims (if any), rights (if any), options (if any), rights to manage (if any), rights to develop or construct (if any) call options (if any), rights of first refusal (if any) and other rights and options (if any) owned or held by Masessa or any person or entity acting in concert with Masessa,, relating to the Property or existing pursuant to the Masessa Rights Agreement, including, without limitation the “Masessa Call Option” and the “Right of Second Refusal” pursuant to, and as defined in, the Masessa Rights Agreement.

Section 6. Permitted Exceptions; Title.

6.1 Permitted Exceptions.

(a) The Property is sold and shall be conveyed subject to the following (collectively, the “Permitted Exceptions”) (and this provision and the Permitted Exceptions shall survive the Closing whether or not the Permitted Exceptions are noted as exceptions to title in the Deed):

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(i) All presently existing and future liens for unpaid real estate taxes and assessments not due and payable as of the Closing Date, subject to adjustment as hereinafter provided;

(ii) All present and future Legal Requirements including, without limitation, any laws relating to zoning, building, environmental protection and the use and occupancy of the Property; the non-compliance of the Property with any of the foregoing; all violations of any Legal Requirements noted or issued before, on or after the Effective Date, whether or not of record; all conditions which would give rise to or constitute a violation of any Legal Requirements, whether or not noted by any Governmental Authority; and all fines and penalties relating to or which arise or have arisen in connection with any such violation;

(iii) The Leases and the rights of tenants of the Property pursuant to Leases, and all liens and title encumbrances the payment of which is the obligation of a tenant under a Lease, and all actions and/or suits involving the Leases and/or the rights or obligations of the tenants pursuant to the Leases;

(iv) The Service Contracts, all financial and other obligations under the Service Contracts, and all security and other instruments (whether or not of record) relating to or arising in connection with the Service Contracts (except, in respect of the Air Conditioning Agreement, as otherwise hereinafter provided), and all actions and/or suits involving the Service Contracts and/or the rights or obligations of the contractors pursuant to the Service Contracts;

(v) Taxes and water and sewer charges which are a lien but not yet due and payable, subject to adjustment at Closing;

(vi) The state of facts shown on the certain survey dated March 5, 1998, Survey No. 98-8282, prepared by Richard J. Hingos, Inc., and any state of facts or physical condition which a current accurate survey or physical inspection of the Property would disclose, provide such state of facts shall not both (1) render title unmarketable and (2) have a material, adverse effect on (a) access to the Property, (b) improvements, if any, made to the Property in connection with the use of the Property for a hotel, restaurant, and/or catering facility, or (c) the use of Property for a hotel, restaurant, and/or catering facility;

(vii) Variations, if any, between (i) tax lot lines and the record lines, (ii) fences and record lines and (iii) the legal description of the Land set forth on Schedule B annexed to this Agreement and the tax map description thereof;

(viii) Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Property or any adjoining property;

(ix) The covenants, easements, restrictions, reservations and other matters set forth on Schedule D annexed hereto;

(x) All other or additional easements, covenants, restrictions, reservations and other matters, whether or not of record, the existence of which shall not have a material, adverse effect on (1) access to the Property, (2) improvements, if any, made to the Property in connection with the use of the Property for a hotel, restaurant, and/or catering facility, or (3) the use of Property for a hotel, restaurant, and/or catering facility;

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(xi) Any encumbrances upon or defects to title caused by any act or negligence of Buyer or any other Buyer Party, and any encumbrances upon or defects to title caused by the tenant under the Operating Lease); and

(xii) Any other matter that would constitute a Title Objection with respect to which the Title Company agrees that it will insure title to the Real Property free of such Title Objection, or with affirmative insurance against the enforcement, or collection of such Objection against the Real Property either (i) at regular rates and without the payment of additional premiums, or (ii) with any additional rate or payment paid by Seller (at Seller’s sole option, it being expressly understood that Seller shall have no obligation to pay any premium for any title insurance, including without limitation any additional rate or additional premium to cause the Title Company to provide affirmative insurance, or to omit any title objection, or to insure against collection out of the Real Property);

(xiii) Rights of the municipal, county and/or state government and/or any subdivision thereof and/or any public or private utility or cable television company to install, replace, construct, maintain, repair and operate lines, wires, cables, conduits, pipes, poles, distribution boxes and other equipment, fixtures or facilities in, on, over, through or under the Real Property;

(xiv) Rights of the public and adjoining owners in highways, streets, roads and lanes bounding or abutting the Real Property; and retaining walls or other walls, bushes, trees, hedges, fences and the like, extending from or onto the Real Property, and any portion of the Premises lying in the bed of any street;

(xv) Consents, or lack of consents, by any present or former owner of the Real Property or any part thereof for the erection or maintenance of any structure or structures on, under or over any abutting street or streets;

(xvi) The existence of any streams, rivers, ponds or other waters on, under or across the Land, any areas which are could be designated as wetlands on, under or across the Land, rights of third parties in or to any such streams and other waters, and Legal Requirements imposed or arising out of or in connection with any such waters and areas;

(xvii) The existence of a stream traversing the Land to which “fresh water wetlands” and/or “transition area” designation and legal requirements may apply; and

(xviii) The actions, proceedings and matters set forth in Schedule H, and all matters relating thereto (subject, however, to the indemnification obligations of Seller set forth in Section 7.1(a)(iv));

(xix) The Property Reports and all information set forth therein; and

(xx) Any judgments of record or unpaid franchise taxes of any person or corporation which may have had an interest in the Real Property, provided that the Title Company is willing to insure Buyer against collection of such sums without payment of any additional sums therefore by Buyer.

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(b) The Permitted Exceptions shall not constitute grounds for objection by Buyer, and Seller shall have no obligation to remove any Permitted Exception as a condition to Buyer's obligation to purchase the Property in accordance with this Agreement.

6.2 Title.

(a) Buyer shall promptly order from the Title Company a title examination of the Real Property (the “Title Report”) and shall cause a copy of the Title Report to be delivered to Seller’s attorney within two (2) Business Days following the delivery of same to Buyer. Buyer may, at its sole cost and expense, obtain a survey or an updated survey of the Real Property, and shall cause of copy thereof to be delivered to Seller’s attorney simultaneously with the delivery of same to Buyer. No later than 5:00 PM Eastern Standard Time on the twentieth (20th) day following the Effective Date (the “Title Report Objection Date”), Buyer shall furnish to Seller’s attorney a copy of the Title Report, a copy of any survey or updated survey of the Real Property obtained by Seller, and notice (the “Title Report Objection Notice”) specifying any exceptions to title to the Property set forth in the Title Report and survey (if Buyer has elected to obtain same) (“Title Objections”), provided, however, that time shall be of the essence as against Buyer to furnish such materials to Seller as of the thirtieth (30th) day following the Effective Date. Buyer’s failure to deliver the Title Report Objection Notice to Seller on or prior to 5:00 PM Eastern Standard Time on the Title Report Objection Date shall constitute Buyer’s irrevocable acceptance of the Title Report and survey (if any) and Buyer shall be deemed to have unconditionally waived any right to object to any matters set forth therein (and, if Buyer has not obtained a survey or updated survey, Buyer shall be deemed irrevocably to have accepted any state of facts a new accurate survey of the Property would reveal). If, after giving the Title Report Objection Notice to Seller or after the Title Report Objection Date, if no Title Objection Notice is given, Buyer learns, through continuation reports or other written evidence, of any title defect which are not Permitted Exceptions, Buyer shall give written notice thereof to Seller’s attorney promptly after the date Buyer learns of same.

(b) (i) Except as expressly provided to the contrary herein, Seller shall have no obligation either to bring or continue any action or proceeding, or to incur any expense, obligation or liability (contingent or otherwise), or to take any action, to remedy any Title Objection(s), or otherwise to remove any defect in or objection to title or to fulfill any condition precedent to Buyer’s obligations under this Agreement.

(ii) If, on the Closing Date, Seller is unable to convey to Buyer title to the Property subject to and in accordance with the provisions of this Agreement and free and clear of all liens, encumbrances and defects (including without limitation the Title Objections), other than Permitted Exceptions, Seller shall be entitled, upon written notice delivered to Buyer on or prior to the Closing Date, to reasonable adjournments of the Closing one or more times for a period not to exceed sixty (60) days in the aggregate to enable Seller to attempt to convey such title to the Property (it being understood that notwithstanding any such adjournments, Seller shall have no obligation either to bring or continue any action or proceeding, or to incur any expense, obligation or liability (contingent or otherwise), or to take any action, to remedy any Title Objection(s) or otherwise to remove any defect in or objection to title or to fulfill any condition precedent to Buyer’s obligations under this Agreement). If Seller does not so elect to adjourn the Closing, or if at the adjourned date Seller is unable to convey title subject to and in accordance with the provisions of this Agreement and free and clear of all liens, encumbrances and defects (including, without limitation, the Title Objections), other than Permitted Exceptions, Buyer, as its sole options, shall be entitled to either: (A) terminate this Agreement by written notice to Seller delivered on the Closing Date, in which event the Contract Deposit shall be promptly refunded to Buyer and this Agreement shall thereupon be deemed terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination; or (B) complete the purchase (with no reduction in or abatement of the Purchase Price and no liability on the part of Seller in connection with such Title Objection(s), title defects or encumbrances) with such title as Seller is able to convey on the date, as applicable, that is either ten (10) days after the Closing Date if Seller does not elect to adjourn the Closing or ten (10) days after the adjourned date of the Closing if Seller does elect to adjourn the Closing. If Seller elects to adjourn the Closing as provided above, this Agreement shall remain in effect for the period or periods of adjournment, in accordance with its terms.

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(iii) If at any time Seller shall give notice to Buyer that Seller elects not to attempt to remedy or to continue to attempt to remedy a Title Objection (“Seller’s Title Objection Election Notice”), Buyer’s sole remedies shall be to (A) terminate this Agreement by terminate this Agreement by written notice to Seller not later than five (5) Business Days after the giving of Seller’s Title Objection Election Notice, in which event the Contract Deposit shall be promptly refunded to Buyer and this Agreement shall thereupon be deemed terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination; or (B) complete the purchase (with no reduction in or abatement of the Purchase Price and no liability on the part of Seller in connection with such Title Objection(s), title defects or encumbrances) with such title as Seller is able to convey on the date, as applicable, that is either ten (10) days after the Closing Date if Seller does not elect to adjourn the Closing or ten (10) days after the adjourned date of the Closing if Seller does elect to adjourn the Closing; and upon the failure by Buyer to give such notice to Seller in a timely manner, Buyer conclusively shall be deemed to have elected the option set forth in the preceding clause (B).

(iv) Seller shall, on or prior to the Closing Date, pay, discharge or remove of record or cause to be paid, discharged or removed of record, at Seller’s sole cost and expense, the following: (I) mortgages on the Real Property granted by Seller or taken subject to or assumed by Seller; and (II) the following matters (the matters described in this clause (II), collectively, “Required Payment Liens”, but, anything herein to the contrary notwithstanding, Required Payment Liens shall not include any Permitted Exceptions): any judgments, mechanics’ liens, federal, state and municipal tax liens and other liens for financial obligations (not including (A) liens or other financial obligations which are Permitted Exceptions, (B) liens or other financial obligations in respect of or relating to the Service Contracts (other than the Air Conditioning Agreement, which Seller shall pay and discharge as provided in this Agreement), (C) liens and other obligations to be apportioned as provided in this Agreement, and/or (D) liens or other financial obligations which are the obligation of a tenant under a Lease (including, without limitation, the Operating Lease) and provided, however, that anything herein to the contrary notwithstanding Seller shall be required to pay, discharge or remove Required Payment Liens only to the extent that the aggregate cost of the Required Payment Liens (including without limitation the preparation or filing of appropriate satisfaction instruments in connection therewith) does not exceed One Million Dollars ($1,000,000.00) (the “Required Payment Lien Cap”); and (III) all other liens and other encumbrances (other than Permitted Exceptions) on or against the Property which arise from or out of any intentional, voluntary act of Seller from and after the Effective Date. To the extent that the cost of discharging or removing the Required Payment Liens exceeds the Required Payment Lien Cap, then unless Seller (in Seller’s sole discretion) gives notice to Buyer electing to discharge and remove the Required Payment Liens notwithstanding that the cost of discharging or removing same exceeds the Required Payment Lien Cap, Buyer, as Buyer’s sole options, may elect to (A) terminate this Agreement by written notice to Seller delivered on the Closing Date, as may be adjourned pursuant to this Agreement, or, if sooner, not later than five (5) Business Days after Seller gives notice that Seller does not elect to discharge and remove the Required Payment Liens to the extent that the cost of discharging or removing same exceeds the Required Payment Lien Cap, in which event Seller shall return the Contract Deposit to Buyer and this Agreement shall thereupon be deemed terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination; or (B) complete the purchase (with no reduction in or abatement of the Purchase Price and no liability on the part of Seller in connection therewith) with such title as Seller is able to convey, provided that Seller expends up to the Required Payment Lien Cap or grants to Buyer a credit in lieu thereof against the Purchase Price.

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(c) The acceptance of the Deed by Buyer shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller’s part to be performed under this Agreement, except for such matters which are expressly stated to survive the Closing.

(d) Notwithstanding anything in this Agreement to the contrary, if the Property shall, at the time of the Closing, be subject to any Required Payment Liens, the same shall not be deemed an objection to title provided that, at the time of the Closing, Seller delivers certified or official bank checks at the Closing in the amount required to satisfy the same and delivers to the Title Company at the Closing instruments in recordable form sufficient to satisfy and discharge of record such liens and encumbrances together with the cost of recording or filing such instruments, or the Title Company otherwise agrees to “omit” such Required Payment Liens as an exception to Buyer’s title insurance policy or to provide affirmative insurance against the enforcement or collection of such Required Payment Liens against or out of the Real Property.

(e) If a search of title discloses judgments, bankruptcies or other returns against other persons or entities having names the same as or similar to that of Seller, Seller will deliver to the Title Company an affidavit stating that such judgments, bankruptcies or other returns are not against Seller, whereupon, provided the Title Company omits such returns as exceptions to title or provides affirmative coverage with respect thereto, such returns shall not be deemed an objection to title.

(f) Notwithstanding anything herein to the contrary, at Closing, Seller may (i) use any portion of the Purchase Price to remove or discharge any Title Objection(s) or (ii) deposit with the Title Company monies (which may include a portion of the Purchase Price) and/or documents or instruments sufficient to effect the issuance of title insurance in favor of Buyer free of any Objections, or with affirmative insurance against the enforcement or collection of any Title Objection against or out of the Real Property, and Buyer shall accept title to the Real Property with such insurance and/or affirmative coverage. If written request is made by Seller or Seller's attorneys within a reasonable time prior to the Closing Date, Buyer shall deliver separate certified or bank checks, or wire funds to separate accounts, aggregating the amount of the Purchase Price, to facilitate the removal and discharge of any Title Objections and the discharge of Seller's other monetary obligations under this Agreement. Any Title Objection removed or discharged in a manner acceptable to the Title Company shall be deemed resolved to the satisfaction of Buyer.

(g) Notwithstanding anything in this Agreement to the contrary (including, without limitation, the provisions of Section 6.2(b)(iv), Buyer agrees that if Seller, after using commercially reasonable efforts (which shall not include an obligation to pay money), shall fail to have released or discharged of record any UCC financing statements encumbering the Property in favor of The Trust Company of New Jersey (or any successor to or assign of The Trust Company of New Jersey) (the “Specified UCC’s), then (1) if (x) Buyer shall not procure title insurance at the Closing or (y) if Buyer shall procure title insurance at the Closing, if the Title Company shall be willing to omit the Specified UCC’s from Buyer’s title insurance policy at the Closing or to provide affirmative insurance that such UCC financing statements will not be collected out of the Property (it being understood that Seller shall have the right, but not the obligation, to pay any additional premium charged by the Title Company for providing such affirmative insurance), such UCC financing statements shall not be deemed an objection to or defect to title, and Buyer shall close title subject thereto with no abatement of the Purchase Price and no liability on the part of Seller in connection therewith, or (2) (if Buyer shall procure title insurance at the Closing) if the Title Company shall take an exception for the Specified UCC’s from Buyer’s title insurance policy at the Closing, then Buyer, as its sole remedy, shall have the right either to (x) complete the purchase (with no reduction in or abatement of the Purchase Price and no liability on the part of Seller in connection with Specified UCC’s, or (y) terminate this Agreement by written notice to Seller delivered on the Closing Date, in which event the Contract Deposit shall be promptly refunded to Buyer and this Agreement shall thereupon be deemed terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination. The Specified UCC’s shall not be deemed to include any financing statements, UCC’s and other notices concerning any equipment financing agreements and/or equipment financing leases which are to be assumed by or assigned to Buyer pursuant to this Agreement.

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Section 7. Representations and Warranties of Parties.

7.1 Seller’s Representations and Warranties. (a) Seller hereby represents and warrants to Buyer as follows:

(i) Seller’s Existence. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has full limited liability company power and authority and has obtained all necessary limited liability company consents to own and sell the Property and to enter into and comply with the terms of this Agreement.

(ii) Authority. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transaction contemplated by this Agreement is within Seller’s capacity and all requisite action has been taken to make this Agreement valid and binding on Seller in accordance with its terms.

(iii) No Legal Bar. Subject to obtainment of the Masessa Release, the execution by Seller of this Agreement and the consummation by Seller of the transaction hereby contemplated does not and on the Closing Date will not (a) result in a material breach of or default under any indenture, agreement, instrument or obligation to which Seller is a party and which affects all or any portion of the Property or by which Seller is bound (not including, however, any of the Service Contracts which prohibit assignment or which prohibit assignment without the consent of the other party to the Service Contract), or (b) to Seller’s actual knowledge, constitute a violation in a material respect of any Legal Requirement (it being understood that this representation and warranty shall not be deemed to include any matter concerning any liquor license or the transferability thereof or the aforesaid Service Contracts).

(iv) Litigation. (A) Except as set forth on Schedule H, there are no actions, suits, proceedings or investigations (including condemnation proceedings) to Seller’s actual knowledge pending or to Seller’s actual knowledge threatened, against Seller and/or the Property or that pertain directly to Property, its use, maintenance and/or operations as of the Effective Date that are not adequately insured against and that, if determined adversely to Seller, would materially impair the Property, its use, maintenance and/or operations.

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(B) It is understood that the foregoing representation and warranty by Seller in Section 7.1(a)(iv)(A) shall not be deemed to include any representation or warranty (1) concerning any actions, suits, proceedings or investigations by any Governmental Authority which relates in any way to or shall relate in any way to the failure or omission of the Property and/or any operations thereat or use thereof to comply with any Legal Requirement or to have obtained and/or maintained any Permit or Certificate, including, without limitation, any liquor license, or (2) any action, suit or proceeding brought by, involving, or arising out of any act or omission of, Buyer, or any affiliate of Buyer, or any Buyer’s Principal.

(C) It is understood that if there is any breach by Seller of the foregoing representation and warranty in Section 7.1(a)(iv)(A) in respect of any Lease and/or Service Contract, then, anything to the contrary in this Agreement notwithstanding, Buyer shall be obligated to close title in accordance with the terms and provisions of this Agreement, with no reduction in or abatement of the Purchase Price and no liability on the part of Seller in connection therewith, except that (x) Seller shall be responsible for and shall indemnify, defend (with counsel reasonably acceptable to Buyer) and hold Buyer harmless from and against any damages which may be payable in connection with any suit, action or proceeding which relates to any default by the Seller, as landlord under such Lease or contracting party to such Service Contract which first occurred during the period of Seller’s ownership of the Property (except to the extent such default is attributable to any act or wrongful omission of Buyer, or any affiliate of Buyer, or any Buyer’s Principal, or is the responsibility of the tenant under the Operating Lease, or any default is precipitated or occasioned by the transfer of the Property to Buyer or the assignment of any Lease or Service Contract to Buyer) and (y) Seller shall bear the reasonable cost of curing any such breach by Seller, as landlord under such Lease or contracting party to such Service Contract which first occurred during the period of Seller’s ownership of the Property (except to the extent such default is attributable to any act or wrongful omission of Buyer, or any affiliate of Buyer, or any Buyer’s Principal, or is the responsibility of the tenant under the Operating Lease, or any default is precipitated or occasioned by the transfer of the Property to Buyer or the assignment of any Lease or Service Contract to Buyer); and this provision shall survive the Closing.

(D) Anything in this Agreement to the contrary notwithstanding, Buyer agrees that Buyer shall be responsible for and shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller harmless from any damages which may be payable in connection with any suit, action or proceeding which relates to (i) any default by the landlord under any Lease, to the extent such default occurred from and after the Closing (except to the extent that such default is attributable to any act or wrongful omission of Seller after the Closing), (ii) any default by the owner of the Property under any Service Contract, to the extent such default occurred and accrued from and after the Closing (except to the extent that such default is attributable to any act or wrongful omission of Seller after the Closing), and (iii) any injury to person or damage to property, to the extent such default occurred and accrued from and after the Closing; and this provision shall survive the Closing.

(E) Anything in this Agreement to the contrary notwithstanding, including without limitation the foregoing provisions of Section 7.1(a)(iv)(C), if Buyer shall incur any obligation to pay any damages in connection with any of the matters described in Paragraphs 4,5, 6, 7, and 8 on Schedule H, then Seller shall be responsible for and shall indemnify, defend (with counsel reasonably acceptable to Buyer) and hold Buyer harmless from and against any such damages; provided, however, that the aggregate liability of Seller pursuant to this paragraph (including, without limitation, attorneys’ fees and other costs of defense) shall not exceed $75,000.00 in the aggregate; and this provision shall survive the Closing.

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(v) Contracts. The Service Contracts described on Schedule C are the only Service Contracts affecting the Property as of the Effective Date. Except as hereinafter provided, Buyer shall be required to assume as of the Closing only (i) the Service Contracts described Schedule C and (ii) all additional Service Contract entered into by Seller pursuant to Section 8.3. Buyer shall not be required to assume the Air Conditioning Agreement.

(vi) Leases. The Restaurant Lease and the Operating Lease are the only occupancy (as opposed to financing) Leases affecting the Property as of the Effective Date. Seller makes no representation or warranty as respect any of the Leases except that Seller represents and warrants to Buyer that (i) to the knowledge of Seller as of the Effective Date, the copy of the Restaurant Lease provided by Seller to Buyer is true and complete; and (ii) as of the Effective Date, there are no outstanding notices claiming default by Seller, as landlord, or by the tenant under the Restaurant Lease, as tenant, claiming a default which has not been cured as of the Effective Date. Except as hereinafter provided, Buyer shall be required to assume as of the Closing only (i) the Restaurant Lease, (ii) the Operating Lease (if same has not been terminated or expired), and (iii) all additional Leases entered into by Seller pursuant to Section 8.2.

(vii) Intentionally omitted.

(viii) Occupancy Agreements. Set forth on Schedule F annexed hereto is a true, correct and complete list of Occupancy Agreements in existence as of the Effective Date.

(ix) Notices. Seller is not aware of, and has not received, any notices from any Governmental Authorities (A) of pending or threatened condemnation proceedings with respect to the Property, or (B) of any proceedings which could or would cause the change of the zoning classification of the Property. Seller shall immediately notify Buyer of any its receipt of any written notice of any of the foregoing.

(x) Patriot Act. (i) Neither Seller nor its investors is a Prohibited Person (as defined below), has conducted any business or has engaged in any transaction or dealing with any Prohibited Person or has engaged in any transaction relating to any property or interests in property blocked pursuant to the Executive Order (as defined below), has engaged in any transaction that evades or avoids any of the requirements or prohibitions set forth in the Patriot Act, 50 U.S.C. Sec. 1701 et seq.

(ii) Seller investors are in compliance with all applicable orders, rules and regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC (as defined below) pursuant to IEEPA (as defined below) and the PATRIOT Act; and

(iii) None of Seller’s investors is a “Prohibited Foreign Shell Bank” (as defined in the PATRIOT Act), or is named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the United States government and/or the government(s) of any jurisdiction(s) in which Seller is doing business; “Prohibited Person” means any Person: (a) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order; (c) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (d) that is named as a “specifically designated national (SDN)” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list or is named on any other U.S. or foreign government or regulatory list issued post-09/11/01; (e) that is covered by IEEPA, OFAC or any other law, regulation or executive order relating to the imposition of economic sanctions against any country, region or individual pursuant to United States law or United Nations resolution; or (f) that is an affiliate (including any principal, officer, immediate family member or close associate) of a person or entity described in one or more of clauses (a) - (e) of this definition of Prohibited Person. “IEEPA” means the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. “OFAC” means the U.S. Department of Treasury’s Office of Foreign Asset Control.

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(b) All representations and warranties made by Seller in this Agreement are made as of the date of this Agreement and (except as otherwise provided in this Agreement) shall be true and correct in all material respects as of the Closing Date (it being understood that as of the Closing Date Seller shall deliver to Buyer (1) an updated Schedule of Occupancy Agreements, (2) an updated schedule of Leases reflecting terminations and expirations of Leases, modifications of Leases, and new Leases and/or renewals entered into by Seller in accordance with this Agreement, (3) an updated schedule of Service Contracts reflecting terminations and expirations of Service Contracts, modifications to Service Contracts, and new Service Contracts and/or renewals entered into by Seller in accordance with this Agreement, and (4) an updated schedule (to Seller’s knowledge) of suits, claims, investigations and proceedings; and any variations between the information shown on such updated schedules and the information shown in this Agreement (i) shall not be deemed a breach of a representation or warranty by Seller or an inaccuracy in any representation or warranty by Seller, (ii) shall not give rise to any liability on the part of Seller, and (iii) shall not give rise to any right to Buyer to terminate this Agreement, or to receive a refund of the Contract Deposit, or to any other right or remedy on the part of Buyer, provided any such variations or changes are permitted in accordance with the provisions of this Agreement). If, on the Closing Date, any such representations and warranties are not true or accurate in all material respects, then (subject to the parenthetical statement in the immediately preceding sentence) Buyer, as its sole remedies, shall have the remedies set forth in Section 14.2(b) of this Agreement.

Seller’s representations and warranties set forth in this Agreement (as same shall be subject to amendment or update as provided in this Agreement) shall survive the Closing for a period of twelve (12) months, and any claim to be asserted by Buyer in connection with any of Seller’s representations and warranties must be asserted not later than the date twelve (12) months after the Closing, failing which such claim shall be deemed irrevocably waived.

7.2 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

(a) Buyer’s Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of New Jersey. Buyer has all necessary limited liability company power and authority to buy the Property and to comply with the terms of this Agreement, and has obtained all necessary limited liability company consents to purchase the Property and to enter into and comply with the terms of this Agreement.

(b) Financial Resources. Buyer has available or has arranged to have available all necessary funds and financings (if any) required for Buyer to pay the Purchase Price and otherwise perform its obligations under this Agreement in a timely manner. Nothing in this provision or otherwise in this Agreement shall condition Buyer’s obligations on the obtainment of any such funds and/or financing.

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(c) Authority. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transaction contemplated by this Agreement are within the Buyer’s capacity and all requisite action has been taken to make this Agreement valid and binding on Buyer in accordance with its terms.

(d) No Legal Bar. The execution by Buyer of this Agreement and the consummation by Buyer of the transaction hereby contemplated does not and on the Closing Date will not to Buyer’s actual knowledge (i) result in a material breach of or default under any indenture, agreement, instrument or obligation to which Buyer is a party, or (ii) to Buyer’s actual knowledge, constitute a violation in a material respect of any Legal Requirement.

(e) Patriot Act. (a) Buyer is not a Prohibited Person, has not conducted any business or in any transaction or dealing with any Prohibited Person, has not engaged in any transaction relating to any property or interests in property blocked pursuant to the Executive Order;

(ii) Buyer is in compliance with all applicable orders, rules and regulations issued by, and recommendations of, the U.S. Department of the Treasury and OFAC pursuant to IEEPA and the PATRIOT Act.

(f) Buyer Review of Property Information and Inspection of the Property. Buyer has inspected the Property and fully reviewed the Property Information (including, without limitation, the Property Reports) provided by Seller to Buyer (which reports, Buyer acknowledges, have been provided without representation or warranty by Seller), and Buyer is fully familiar with all defects and alleged defects affecting the Property, including, without limitation, (i) environmental matters, and (ii) structural matters, construction matters, maintenance matters, and compliance with law matters, including without limitation (A) existence of third elevator shaft at the Property which is in non-working condition (the elevator cab and/or operating equipment may not be installed, or, if installed, is not working) (this issue may not be noted in the Property Reports), (B) lack of permanent certificates of occupancy for the Property, and possible lack of (or revocable nature of) temporary certificates of occupancy for the Property (this issue may not be noted in the Property Reports), and possible lack of other required permits, certificates, registrations or licenses concerning the Property, (C) the fact that site work pursuant to municipal site plan and other work for municipal approvals is not complete, including without limitation: top course of pavement and striping in rear parking area behind hotel and catering areas, and other required paving and striping; fence along northerly property line; removal of dirt and construction debris in lower parking lot; construction of additional lower parking area; renovation of detached building in rear parking area; installation of dumpster pads and fencing for hotel and restaurant (this issue may not be noted in the Property Reports), (D) possible requirement by Governmental Authorities and/or Legal Requirements for installation of fencing across the Land) (this issue may not be noted in the Property Reports), (E) possible requirement for completion of paving and/or installation of additional paving for parking areas (this issue may not be noted in the Property Reports); (F) existence of an underground storage tank on the Land (this issue may not be noted in the Property Reports); and (G) that certain equipment, fixtures or personal property described in certain Service Contracts, including without limitation the kitchen equipment Lease (financing agreement) between Team, WOHA and Mase, as described on Schedule C, may be lost or missing, including without limitation the oven/microwave, slicer and food warmer.

(g) No Reliance. As of the Effective Date Buyer has performed all due diligence and inspections necessary for Buyer to independently verify all information important to Buyer’s determination of whether to proceed with the Closing, and Buyer is not relying and shall not be relying upon any statements, covenants, agreements, representations or warranties from Seller or any other party in proceeding with the Closing, other than the statements, covenants, agreements representations and warranties that are expressly set forth in this Agreement.

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(h) Related Entity. The Buyer and the tenant under the Operating Lease are related and affiliated entities, having common ownership, and will be so until the Closing has occurred, and (i) Buyer has approved the Operating Lease, and the terms and provisions thereof, and (ii) the tenant under the Operating Lease, and all guarantors of the Operating Lease, have approved this Agreement, and the terms and provisions thereof. Nothing herein shall limit the right of Buyer and/or the tenant under the Operating Lease to transfer any ownership interests in the Buyer and/or the tenant under the Operating Lease after the Closing.

Buyer’s representations and warranties shall survive the Closing for a period of twelve (12) months, and any claim to be asserted by Seller in connection with any of Buyer’s representations and warranties must be asserted not later than the date twelve (12) months after the Closing, failing which such claim shall be deemed irrevocably waived.

7.3 Closing with Knowledge of Misrepresentation. Anything in this Agreement to the contrary notwithstanding, if, at the Closing, a party to this Agreement has knowledge or notice that any of the representations or warranties of the other party to this Agreement are not true, and notwithstanding such notice or knowledge such party closes title under this Agreement, then such party conclusively shall be deemed to have waived any and all claims, rights and/or remedies (if any) if might otherwise have had by reason of the untruth of such representations and/or warranties of the other party (and this waiver shall survive the Closing).

Section 8. Seller’s Covenants and Affirmative Obligations.

8.1 Maintenance and Operation of the Property. Until the Closing or earlier termination of this Agreement, and subject to the provisions of this Agreement and the provisions of the Operating Lease, Seller shall maintain and operate the Property in substantially the same condition and manner as the Property is now maintained and operated by the Seller, provided, however, that Seller shall have no obligation to perform any maintenance or to perform any operations that are the obligation of any tenant under any Lease,. Seller shall also maintain its books and records in the usual regular and ordinary manner. Except as otherwise provided for herein, all Personal Property shall be delivered and transferred to Buyer (in its “as is, where is” condition as of the Closing) at no additional cost to Buyer. No material items of tangible Personal Property owned or leased by Seller shall be removed from the Hotel prior to the Closing (except as may otherwise be permitted or performed under the Operating Lease), except in the ordinary course of business or except for items for which replacements or substitutions of approximately equal utility and value are provided to the Hotel. Seller shall deliver to Buyer upon Buyer’s request, approximately fifteen (15) days prior to the scheduled Closing Date, such then-current information with respect to Guest Bookings, Occupancy Agreements and other bookings, as the Seller customarily keeps or receives internally for its own use. Anything in this Agreement to the contrary notwithstanding, Seller shall have the right, but not the obligation, to make any improvements to the Property (including without limitation installation of a fitness center) which are made in the ordinary course of business or which otherwise are reasonably deemed by Seller to be convenient or advantageous to the Property, provided that, except as otherwise provided in this Agreement or any of the Leases, such improvements shall be made the cost and expense of Seller.

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8.2 Leasing Activities. Until the Closing or earlier termination of this Agreement, Seller shall (a) not amend or modify or renew (except pursuant to existing renewal and/or extension provisions in such Leases) the terms of any of the Leases (not including the Operating Lease) or enter into new leases for all or any portion of the Property, without Buyer’s consent (which consent, except in respect of the Operating Lease, Buyer shall not unreasonably deny, delay or condition), except that Seller (in addition to any renewal pursuant to an existing renewal and/or extension rights) shall have the right (but not the obligation), in Seller’s sole discretion, to enter into new leases or extensions of existing Leases in the ordinary course of business, provided that the terms of such new leases or new extensions shall not be greater than one (1) year (unless cancelable without penalty or premium after such one (1) year; it being agreed that Buyer shall not unreasonably withhold, delay or condition its consent or approval to such new leases or extensions of existing Leases which shall have a term greater than one (1) year), and (b) perform its obligations as landlord under the Leases and shall advise Buyer of any notices of default received by Seller from tenants under the Leases (not including the Operating Lease). Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right, but is not obligated, to institute summary or other proceedings against any tenant (including without limitation the Restaurant Tenant and/or the Operating Tenant) as a result of a default by the tenant under its Lease prior to the Closing Date. Anything in this Agreement to the contrary notwithstanding, Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant (including without limitation the Restaurant Tenant) and Seller may terminate any Lease (including without limitation the Restaurant Lease and/or the Operating Lease) and/or allow same to expire prior to Closing in accordance with the provisions of such Lease. Further, Buyer expressly agrees that it shall not be grounds for Buyer’s refusal to close this transaction that any tenant (including without limitation the Restaurant Tenant and/or the tenant under the Operating Lease) is a holdover tenant or is in default under its Lease on the Closing Date, or that such Lease has expired or been terminated by Seller in accordance with its terms; and (unless Seller has exercised a right not to close, in accordance with this Agreement) Buyer shall accept title subject to such holding over or such default, or with such Lease expired or terminated, with no reduction in or abatement of the Purchase Price and no liability on the part of Seller in connection therewith.

8.3 Service and Supply Contracts; & Other Agreements. Until the Closing or earlier termination of this Agreement, without Buyer’s prior written consent (which consent Buyer shall not unreasonably deny, delay or condition), Seller shall not (a) enter into any new service or supply contract, or renew any Service Contract except pursuant to existing renewal and/or extension provisions in such Service Contracts, that will be binding on either Buyer or the Property from and after the Closing, except that Seller (in addition to any renewal pursuant to an existing renewal and/or extension right) shall have the right (but not the obligation), in Seller’s sole discretion, to enter into new Service Contracts or extensions of existing Service Contracts in the ordinary course of business, provided that the terms of such new or new extensions shall not be greater than one (1) year (unless cancelable without penalty or premium after such one (1) year; it being agreed that Buyer shall not unreasonably withhold, delay or condition its consent or approval to such new Service Contracts or extensions of existing Service Contracts which shall have a term greater than one (1) year), and/or (b) enter into any other contract or agreement (including any mortgage) that will be binding on either Buyer or the Property from and after the Closing. Anything in this Agreement to the contrary notwithstanding, Seller makes no representations and assumes no responsibility with respect to the continued effectiveness of any Service Contract and Seller may terminate any Service Contract (and/or allow same to expire) prior to Closing. Further, Buyer expressly agrees that it shall not be grounds for Buyer’s refusal to close this transaction that the contractor(s) under any Service Contract(s) are in default under on the Closing Date, or that such Service Contract has expired or been terminated by Seller in accordance with its terms; and (unless Seller has exercised a right not to close, in accordance with this Agreement) Buyer shall accept title subject to such default, or with such Service Contract terminated or expired, with no reduction in or abatement of the Purchase Price and no liability on the part of Seller in connection therewith.

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8.4 Insurance. Seller shall maintain in full force and effect all of its existing insurance until the Closing Date.

8.5 Operations. During the thirty (30) day period immediately preceding the Closing Date, and provided Buyer shall give reasonable prior written notice to Seller, Buyer shall have reasonable access at reasonable intervals during normal business hours to the books, records and other information concerning the operations of the Hotel that are in the possession of the Seller or Seller’s Manager and located in the Hotel, solely to assist Buyer in effectuating a smooth transition in the ownership and management of the Property at the Property; provided, however, that (i) Buyer and the Buyer Parties shall not interfere with the normal management and operation of the Property, (ii) s Buyer and the Buyer Parties shall hold all information acquired from such books and records confidential in accordance with the provisions of this Agreement and any separate confidentiality agreement signed by Buyer, (iii) Buyer shall repair any damage to the physical condition of the Property caused by Buyer or its agents in any such activities, (iv) Buyer and the Buyer Principals, jointly and severally, shall protect, defend (with counsel reasonably acceptable to Seller), indemnify, and hold harmless Seller and the other Seller Parties from and against any and all liabilities, actions, suits, mechanics’ liens, judgments, losses, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses), claims and demands of any nature whatsoever suffered or incurred by or made against Seller and/or such other Seller Parties, arising out of or in any way relating to the acts or omissions of Buyer or any of the Buyer Parties, and (v) Buyer shall not be deemed to have assumed management responsibilities prior to Closing by virtue of such access (and the obligations of Buyer and the Buyer Principals under this Section shall survive the termination of this Agreement.

8.6 Covenants Regarding Employees. Seller shall or shall cause Seller’s Manager to terminate all Hotel Employees as of Closing. Buyer and Seller agree to cooperate reasonably with each other to the extent legally permissible in the defense of any claims brought by or on behalf of Hotel Employees or former employees against Seller or Buyer. With respect to any information concerning any employees made available to Buyer, Buyer shall observe all Legal Requirements relating to the privacy of the information, and shall indemnify, defend and save harmless Seller from and against all claims demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) filed against or incurred by Seller to the extent arising out of any breach (or alleged breach) of the obligations and agreements of Buyer under this Section 8.6; provided, however, that to the extent Buyer is obligated to indemnify, defend and hold harmless Seller hereunder, such obligation shall be an obligation of Buyer and Buyer’s Principals, jointly and severally. The provisions of this Section 8.6 shall survive the Closing.

8.7 Reservations, Marketing and Sales.

(a) Marketing and Sales. While this Contract is in effect, Seller shall to use commercially reasonable efforts to take Guest Bookings and enter into Occupancy Agreements (except to the extent that such Occupancy Agreement are in respect of the premises demised under the Operating Lease, in which case they shall be governed by the Operating Lease) in the ordinary course of business in accordance with its past practices. While this Contract is in effect, Seller shall continue to support all marketing and sales functions at the Property (except in respect of catering, the marketing and sales respecting which shall be the obligation of the tenant under the Operating Lease) and promote the business of the Property in generally the same manner as Seller did prior to the execution of this Agreement (except in respect of catering, the promotion respecting which shall be the obligation of the tenant under the Operating Lease).

(b) Pre-closing Reservations. All inquiries received by Seller prior to the Closing from business generators seeking to make advance Guest Bookings, reservations or enter into Occupancy Agreements (except to the extent that such Occupancy Agreement are in respect of the premises demised under the Operating Lease, in which case they shall be governed by the Operating Lease) for the Property will be booked at the Property in accordance with the standard practices of Seller and at rates, prices and upon terms customarily charged by Seller and Seller’s Manager for such uses and services.

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(c) Cancellations. Neither Seller nor Seller’s Manager shall, without the prior written consent of Buyer (which consent Buyer agrees not to unreasonably withhold, delay or condition), cancel any existing Occupancy Agreement or new Occupancy Agreement obtained after the Effective Date, except in the event of (i) a default by the other party to such Occupancy Agreement or (ii) the booking of a replacement Occupancy Agreement which is more advantageous (ie., better price or terms) to the Hotel than the terminated Occupancy Agreement and either the Occupancy Agreement permits Seller to cancel, or the other party to the Occupancy Agreement agrees to the cancellation.

Section 9. Closing and Closing Obligations.

9.1 Closing. The closing of the transaction contemplated hereby (the “Closing”) shall occur on December 29, 2005 or on the next preceding Business Day if such date is not a Business Day, at a time of no later than 2:00 p.m. Eastern Standard Time (the “Scheduled Closing Date”); provided, however, (i) Seller shall have the right to adjourn the Scheduled Closing Date one or more times pursuant to and in accordance with Section 6.2 and/or for any other reason, provided that, except for adjournments pursuant to Section 6.2, Seller shall not adjourn the Scheduled Closing Date for a period or periods in excess of sixty (60) days in the aggregate and (ii) time shall be of the essence as against Buyer as to the Scheduled Closing Date set forth above, provided, however, that Buyer, upon payment to Seller (by wire transfer of immediately available federal funds to the account designated by Seller) of an additional deposit in the amount of Two Hundred Thousand Dollars ($200,000) prior to the Scheduled Closing Date (the “Closing Adjournment Payment”) shall have the right to extend the Closing by written notice to Seller one or more times provided that such adjournment shall not in any event be beyond March 28, 2006 (the Scheduled Closing Date, as may be adjourned or extended pursuant to this provision, the “Closing Date”); provided, however that (a) the first such extension by Buyer shall be effective only if notice thereof is given by Buyer to Seller prior to the Scheduled Closing Date set forth above, accompanied by simultaneous payment by Buyer to Seller of the Closing Adjournment Payment and (b) any subsequent such extension shall be effective only if notice thereof is given by Buyer to Seller prior to the date to which the Scheduled Closing Date previously has been duly adjourned pursuant to this provision, (c) in no event shall Buyer have the right to adjourn the Scheduled Closing Date unless Buyer has paid to Seller the Closing Adjournment Payment and (d) in no event shall Buyer have the right to adjourn the Scheduled Closing Date beyond March 28, 2006, and time shall be of the essence as against Buyer as to such adjourned Closing Date.

9.2 Seller’s Closing Obligations. (a) On the Closing Date, Seller shall execute, acknowledge (if necessary) and deliver to Buyer, and/or pay, as the case may be, the following:

(i) The Deed with such changes as may be reasonably required by Seller to conform to the prevailing facts;

(ii) An unitemized bill of sale conveying to Buyer (without representation or warranty, except as hereinafter provided) Seller’s interest in and to the tangible Personal Property, in substantially the form attached hereto as Exhibit C, with such changes as may be reasonably required by Seller to conform to the prevailing facts (the “Bill of Sale”); provided, however, that except in respect of (1) those items of tangible Personal Property which are subject to a financing or leasing agreement otherwise entered into by Seller in accordance with the provisions of this Agreement and which do not, in the aggregate, require monthly payments in excess of $2,000.00, and (2) those items of tangible Personal Property which are subject to a financing or leasing agreement described on Schedule C, the Bill of Sale shall provide a warranty by Seller than Seller has not leased, pledged, encumbered or hypothecated such items.

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(iii) An affidavit from Seller in substantially the form attached hereto as Exhibit F (the “Affidavit of Title”);

(iv) An assignment and assumption agreement assigning to Buyer (without representation or warranty) all of Seller’s right, title and interest in and to the Leases (to the extent then in effect), in substantially the form attached hereto as Exhibit D, with such changes as may be reasonably required by Seller to conform to the prevailing facts (the “Assignment and Assumption of Leases”);

(v) An assignment and assumption agreement assigning to Buyer (to the extent freely assignable, and without representation or warranty) all of Seller’s right, title and interest in and to the Service Contracts, in substantially the form attached hereto as Exhibit E, with such changes as may be reasonably required by Seller to conform to the prevailing facts (the “Assignment and Assumption of Contracts”);

(vi) An assignment and assumption agreement assigning to Buyer (to the extent freely assignable, and without representation or warranty) all of Seller’s right, title and interest in and to any Permits (not including Seller’s Liquor License), in substantially the form attached hereto as Exhibit G, with such changes as may be reasonably required by Seller to conform to the prevailing facts (the “Assignment and Assumption of Permits”);

(vii) Intentionally omitted;

(viii) A Certificate of Non-Foreign Status from Seller in the form required by law in order to establish that Seller is not a foreign person or a nonresident person for purposes of Section 1445 of the Internal Revenue Code of 1986, respectively;

(ix) Notices to the Tenants under the Leases and providers under the Service Contracts, informing them of the sale and transfer of the Property to Buyer (“Notices to Tenants and Service Providers”); Seller shall cooperate with Buyer in furnishing the Notices to Tenants and Service Providers but Buyer shall be responsible for delivery of such notices;

(x) A settlement statement (the "Settlement Statement") documenting the Closing and reflecting the Purchase Price, charges, credits, adjustments and prorations;

(xi) Such documents (such as limited liability company resolutions, good standing certificates, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by Buyer or the Title Company to evidence the existence and good standing of Seller and the authority of Seller as a limited liability company to enter into and consummate the transactions contemplated by this Agreement;

(xii) All forms, affidavits and certificates required to be filed in connection with the imposition and/or payment of any and all applicable federal, state, county, municipal and other real property transfer taxes with respect to the transactions set forth herein (collectively, the “Conveyance Tax Documents”), in proper form for submission, prepared, executed and acknowledged by Seller;

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(xiii) A schedule of all Occupancy Agreements as of the Closing Date (the “Occupancy Agreement Report”) and copies of the Occupancy Agreements, if any. The Occupancy Agreement Report shall be in Seller’s standard reporting format;

(xiv) An updated Guest Bookings Report as of the Closing Date in Seller’s standard reporting format and including, without limitation, the name and contact information for such reservation, the average rate, the number of room nights, projected revenue, arrival and departure dates and the amount of any prepaid expenses and Advance Deposits related thereto;

(xv) A statement of all delinquencies under the Leases (not including the Operating Lease);

(xvi) Schedule of Accounts Receivable updated to the Closing Date;

(xvii) All Records (to the extent in the possession of Seller);

(xviii) All original (to the extent in the possession of Seller) or (to the extent in the possession of Seller)certified copies of Lease Files (not including the Operating Lease) and Service Contracts;

(xix) Evidence of the termination of the Management Agreement;

(xx) Intentionally omitted;

(xxi) An updated Schedule of Leases, if applicable, and an updated Schedule of Service Contracts, if applicable;

(xxii) A certificate stating that each of the representations and warranties of Seller contained in this Agreement are made as of the Closing Date and are true and correct, subject only to those variations from such representations and warranties as are either specifically permitted by this Agreement or as are set forth in the certification;

(xxiii) All Hotel building and guest room keys and the combinations to all safes located in the Hotel; and keys to safe deposit boxes (if any) at the Hotel which are not, at the Closing, in use by guests, all receipts and agreements relating to all safe deposit boxes (if any) and a complete list of all safe deposit boxes in use by guests, which list shall contain the names and room numbers of each depositor;

(xxiv) Only if and to the extent such assignment shall be lawful, an assignment and assumption agreement assigning to Buyer (and/or, as directed by Buyer, the tenant under the Operating Lease), without representation or warranty by Seller, and otherwise in form and substance reasonably acceptable to the parties, all of Seller’s right, title and interest in and to the ownership interests in Wilshire Hospitality Services, LLC and Wilshire Hospitality Services II, LLC, the entities to which were issued, at the request of Seller or an affiliate of Seller, the liquor licenses for the Hotel and the catering facility (not including any liquor license owned or held by, or leased to, the tenant under the Restaurant Lease or any other Lease), and pursuant to which Buyer (and/or, as directed by the Buyer, the Tenant under the Operating Lease) shall assume, as of the Closing all such ownership interests and the rights and obligations respecting same (the “Assignment and Assumption of Ownership Interests”).

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(xxv) All other documents necessary to consummate the transactions contemplated by this Agreement, provided same do not increase the obligations of Seller nor diminish the rights of Seller.

(b) On the Closing Date, to the extent the same are not credited against the Purchase Price or will not be paid from the proceeds of the sale of the Property, Seller shall pay such closing costs and prorations that are to be paid by Seller as provided in this Agreement.

9.3 Buyer’s Closing Obligations. On the Closing Date, Buyer shall:

(a) Pay to Seller the Purchase Price, as same may be adjusted pursuant to this Agreement for all closing costs and prorations to be paid by Buyer as provided herein,

(b) Pay all other sums required to be paid by Buyer as of the Closing Date in order to consummate the transactions contemplated by this Agreement or owed by Buyer to Seller as of the Closing Date pursuant to any provision of this Agreement;

(c) Execute (as applicable) acknowledge (if necessary) and deliver to Seller, the following:

(i) The Bill of Sale;

(ii) The Assignment and Assumption of Leases (pursuant to which Buyer shall assume all obligations under the Lease from and after the Closing);

(iii) The Assignment and Assumption of Contracts (pursuant to which Buyer shall assume all obligations under the Service Contracts from and after the Closing;

(iv) The Assignment and Assumption of Permits (pursuant to which Buyer shall assume all obligations under the transferred Permits from and after the Closing);

(v) The Conveyance Tax Documents;

(vi) The Sales Tax Documents;

(vii) The Ownership Evidence;

(viii) If same shall be lawful, the Assignment and Assumption of Ownership Interests;

(ix) The Notices to Tenants and Service Providers;

(x) Such documents (such as limited liability company resolutions, good standing certificates, corporate resolutions or partnership authorizations and certified limited liability company, corporate or partnership organizational documents) as are reasonably required by Seller or the Title Company to evidence the existence and good standing of Buyer and the authority of Buyer as a limited liability company to enter into and consummate the transactions contemplated by this Agreement;

(xi) The Masessa Release (if not previously delivered to Seller and Seller has not previously exercised its right to terminate this Agreement by reason of the non-delivery thereof); and

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(xii) The Settlement Statement;

(d) Enter into an Employment Agreement with David Strauss (the “Strauss Employment Agreement”), in form and substance reasonably satisfactory to Buyer and David Strauss, pursuant to which David Strauss shall be employed by Buyer for not less than the nine (9) month period from and after the Closing as general manager of the Hotel and the other facilities at the Property, having duties and authority substantially equivalent to those he had and exercised immediately prior to the Effective Date, at a salary and benefits not less than the salary and benefits he received as general manager of the Hotel immediately prior to the Effective Date; provided, however, that Buyer shall not be required to enter into such Employment Agreement unless (A) David Strauss is, immediately prior to the Closing, employed by Buyer as general manager of the Hotel and (B) David Strauss is, at the time of the Closing, willing to enter into such agreement with Buyer; and

(e) Perform and satisfy, or cause to be performed and satisfied, all other obligations and conditions on the part of Buyer to be performed or satisfied as of the Closing Date under this Agreement.

9.4  Closing Costs. Expenses in connection with the transaction contemplated by this Agreement shall be paid as follows:

(a) Seller shall pay for the following: (i) Seller’s attorneys’ fees; (ii) all recording fees and filing fees to record any release of any mortgages or other liens affecting the Property which are not Permitted Exceptions and which Seller is required to pay or discharge pursuant to this Agreement; and (iii) the conveyance tax due on the conveyance and sale of the Real Property to Buyer, as provided in Section 9.5.

(b) Buyer shall pay for the following: (i) Buyer’s attorneys’ fees; (ii) all recording and filing fees to record the Deed and other conveyance documents, (ii) the cost of the Owner’s Title Policy in the amount of the Purchase Price, plus any additional cost for an extended policy and any endorsements thereto and any survey or survey updates or certifications or title searches; and (iii) any applicable sales taxes as provided in Section 9.5. Buyer and Buyer’s Principals, jointly and severally will indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and/or the other Seller Parties harmless from applicable sales taxes, and all fines, interest and penalties charged in connection therewith, and this provision shall survive the Closing.

(c) The provisions of this Section 9.4 shall survive the Closing or the earlier termination of this Agreement.

9.5 Sales and Transfer Taxes. At the Closing, Seller shall pay the New Jersey real property transfer taxes imposed upon or payable in connection with the transfer of title to the Real Property and the recordation of the Deed, which transfer taxes shall, at Seller’s election, be allowed for out of the Purchase Price and paid by Buyer on behalf of Seller at the Closing. At the Closing, Seller and Buyer shall each execute, acknowledge (if appropriate) and deliver the Conveyance Tax Documents to the Title Company or to the appropriate governmental offices. At the Closing, Buyer shall pay all applicable sales taxes in connection with the sale and conveyance of the Personal Property, and Seller and Buyer shall each execute, acknowledge (if appropriate) and deliver any required sales tax documentation (“Sales Tax Documents”) to the Title Company or to the appropriate governmental offices. The payment of the Real Property transfer taxes and Personal Property sales taxes shall be made payable directly to the order of the appropriate governmental offices. The provisions of this Section 9.5 shall survive the Closing.

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9.6 Conditions to the Obligations of Seller to Close. (a) The obligation of Seller to close hereunder shall be subject to the satisfaction of each of the following conditions.

(i) Buyer shall have performed all of Buyer’s material obligations and covenants under this Agreement to be performed at or prior to the Closing, including without limitation the payment of all amounts to be paid by Buyer (including without limitation the Purchase Price) and the delivery of all documents to be delivered by Buyer (including without limitation the Masessa Release).

(ii) All of the representations and warranties of Buyer hereunder shall be true, complete and correct in all material respects.

(iii) There shall have occurred no default under the Operating Lease beyond any applicable notice and cure period, nor shall there have occurred any of the events described in Section 9.01 of the Operating Lease.

(iv) Seller shall have obtained the ISRA Compliance Instrument, as provided in Section 15.

(b) If any of the forgoing conditions are not satisfied, then Seller may elect (1) to terminate this Agreement, (2) to waive noncompliance with any such condition, or (3) with respect to a default by Buyer under this Agreement, the remedies available to Seller for a default by Buyer as set forth in Section 14.3 hereof:

9.7 Conditions to the Obligations of Buyer to Close. (a) The obligations of Buyer to close hereunder shall be subject to the satisfaction of each of the following conditions.

(i) Seller shall have performed all of Seller’s material obligations and covenants under this Agreement to be performed at or prior to the Closing.

(ii) All of the representations and warranties of Seller hereunder shall be true, complete and correct in all material respects as of the Closing Date; provided, however, that Seller shall be permitted to update information as of the Closing Date as permitted or in accordance with the requirements of this Agreement; and Seller shall have delivered at the Closing the certificate described in Section 9.2(a)(xii) of this Agreement.

(iii) The Title Company, or any other title company licensed to do business in New Jersey, shall be willing to issue to Buyer the Owner’s Title Policy in form and substance consistent with the provisions of Section 6 hereof.

(b) If any of the forgoing conditions are not satisfied, then Buyer may elect (1) to terminate this Agreement, (2) to waive noncompliance with any such condition, or (3) with respect to a default by Seller under this Agreement, the remedies available to Buyer for a default by Seller as set forth in Section 14.2 hereof:

9.8 Possession. At the Closing, Seller shall cause possession of the Hotel to be delivered to Buyer immediately upon Closing, free and clear of all leases, tenancies and occupancies, except for (i) the Leases and rights of tenants under the Leases, (ii) the Service Contracts, (iii) the Permitted Exceptions, (iv) Hotel guests, (v) Occupancy Agreements, and (vi) Permitted Exceptions.

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Section 10. Prorations.

10.1 Items to be Prorated. All taxes, assessments, charges, expenses, room revenues and other income shall be prorated between Seller and Buyer as of the Cut-Off Time (except as otherwise specifically provided). The intent of the closing date adjustment set forth in this Section 10.1 (the “Closing Date Adjustment”) is to credit or charge, as the case may be, Seller with all revenues and expenses respecting the Property which are attributable to operations before the Cut-Off Time (except as otherwise specifically provided) and to credit or charge, as the case may be, Buyer with all such revenues and expenses attributable to operations on or after the Cut-Off Time (except as otherwise specifically provided). Without limiting the generality of the foregoing, specific charges and income shall be prorated as follows:

(a) Real Property Taxes. (i) All real property taxes and assessments shall be prorated as of the Closing Date on a per diem basis. Seller shall be responsible for all such taxes and installments of assessments accruing with respect to the Property prior to the Closing Date and Buyer shall be responsible for all such taxes and assessments (with respect to the Property) which accrue from and after the Closing Date. Any tax refunds or rebates which apply to periods before the Closing Date shall remain the property of Seller. If the final amount of such taxes and/or assessments and/or liens is not known at the time of Closing (whether by reason of a change in the Property value or the applicable tax rates or otherwise), then to the extent not known the proration shall be based upon the final bill for the immediately preceding fiscal year for such charge, provided that, if the actual charges for such items for the current year are more or less than the charges for the preceding year, Seller and Buyer shall adjust the proration of such items and Seller or Buyer, as the case may be, shall pay to the other within ten (10) calendar days after demand any amount required as a result of such adjustment and this covenant shall not merge with the Deed but shall survive the Closing. Nothing in this provision shall waive or affect the obligations of the tenant under the Operating Lease, to make payments on account of real property taxes

(ii)If, subsequent to the Closing Date, any proceeding shall result in a reduction of any assessment, tax or other charge for the applicable fiscal year in which the Closing occurs, the amount of the savings or refunds for such fiscal year, less the reasonable expenses (including reasonable fees and disbursements payable to attorneys or consultants) incurred in connection with such proceedings shall be apportioned between Seller and Buyer as of the Closing Date as if the reduction had been known as of that date. Neither Seller nor Buyer will withdraw, settle or compromise any reduction proceeding affecting the Property without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that the consent of Seller shall not be required for the fiscal years after that in which the Closing Date occurs, and the consent of Buyer shall not be required for fiscal years in which the Closing Date occurs and prior thereto. The party benefited by the reduction shall promptly pay the other party said party's share of such reduction (it being agreed, however, that Seller shall be obligated to pay to Buyer Buyer’s share of any reduction to which Buyer may be entitled hereunder, only if Seller actually receives payment of the reduction, and then only in proportion to the amount Seller actually receives). Seller shall be entitled to keep and retain all of the savings or refunds from any proceeding which results in a reduction of any assessment, tax or other charge for any fiscal year prior to the applicable fiscal year in which the Closing occurs, and shall have sole control over any such proceeding; Buyer shall be entitled to keep and retain all of the savings or refunds from any proceeding which results in a reduction of any assessment, tax or other charge for any fiscal year after the applicable fiscal year in which the Closing occurs, and shall have sole control over any such proceeding. This provision shall survive the Closing.

(b) Permit Fees. Current payments (that is, attributable to the year or other applicable period in which the Closing occurs) of fees and charges under any licenses, permits, certificates or approvals relating to the Property, or the use or occupancy thereof, if any (but this shall apply to the Liquor License only if the Assignment and Assumption of Ownership Interests is executed and delivered at the Closing).

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(c) Sewer and other public utility charges. If consumption of sewer service is measured by meters, prior to the Closing Date Seller shall obtain a reading of each such meter and a final bill as of the Closing Date. If there is no such meter or if the bill for any of the foregoing will not have been issued as of the Closing Date, the charges therefor shall be adjusted as of Closing Date on the basis of the charges of the prior period for which such bills were issued and shall be further adjusted between the parties when the bills for the correct period are issued (and this obligation shall survive the Closing).

(d) Rent. Rent and additional rent under the Leases shall be prorated as of the Cut-Off Time on a per diem basis and Buyer shall receive a credit for its proportionate share of the rent previously actually received by Seller for the month in which the Closing Date occurs and for all rent actually prepaid by more than thirty (30) days. Buyer shall receive a credit for all cash Advance Deposits (if any) that Seller holds as of the Closing Date, other than any assignable certificates of deposit or letters of credit, which shall be assigned to Buyer, provided that Buyer and Buyer’s Principals, jointly and severally, indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and the other Seller Parties harmless from any and all obligations relating to such Advance Deposits assigned to Buyer. Seller shall cooperate with Buyer and execute all reasonable, necessary documents and instruments and undertake communications with parties to such certificates of deposits and letters of credit to facilitate their transfer to Buyer. Buyer shall be responsible for setting up accounts and making necessary deposits with respect to cash Advance Deposits. At Closing, Seller shall provide Buyer with a statement of arrearages, if any, under the Leases. If the any of the Leases contains obligations for utility charges, rent escalations for taxes or other operating expenses, insurance or other forms of additional rent, and Seller shall have collected any portion of such additional rent for a period on or after the Closing Date, then the same shall be apportioned and credit given to Buyer for such period. If such additional rent have not been billed, or if billed, have not been collected by Seller as of the Closing Date, then Buyer shall (i) in good faith and with due diligence bill and collect such additional rent and when the amount of such additional rent is determined and collected by Buyer, the same shall be apportioned as provided herein, (ii) to the extent allocable to Seller, hold the first monies so received in trust for the benefit of Seller, and (iii) to the extent required to pay the amounts due to Seller for the period up to the Closing Date, promptly remit the same to Seller.

(e) Utilities. Prior to the Closing, Seller shall notify all utility companies servicing the Property of the anticipated change in ownership and request that all billings after the Closing be made to Buyer at the Hotel address. As close as practicable to the anticipated Closing Date, Seller shall request that the utility companies perform final readings on all gas, water and electric meters on or before the Closing Date, if possible. If final readings are not possible, gas, water, phone line, cable televisions (if any), satellite television service (if any), internet service (if any) and electric charges will be prorated based on the most recent period for which costs are available. Seller shall be responsible for charges before the Closing and Buyer shall be responsible for charges from and after the Closing. There shall be no proration with respect to Seller deposits, retentions, and holdbacks then being held by any utility company, all of which shall remain the property solely of Seller. Buyer shall be responsible for setting up accounts and making necessary deposits with any utility company.

(f) Service Contracts & Other Agreements. (i) Current charges and payments under the Service Contracts shall be prorated as of Closing. Any prepaid charges or transferable deposits paid by Seller under the Service Contracts shall be credited to Seller at the Closing. Any non-transferable deposits shall remain the property solely of Seller.

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(ii) Any other provisions of this Agreement to the contrary notwithstanding, including without limitation the provisions of Section 4.2(a), Section 6.1(a)(iv), Section 7.1(a)(iii), and, Section 10.1(f)(i), (A) prior to the Closing Seller shall pay and discharge the Air Conditioning Agreement, and (B) if for any reason any of the equipment leases, financing leases or agreements or similar financing instruments which are included as Service Contracts cannot be duly assigned to Buyer and assumed by Buyer at the Closing, with Seller released from all obligations in respect of such Service Contracts accruing from and after the Closing (including without limitation inability or failure by Seller to obtain any necessary consent to such assignment and/or release of Seller), then (x) Seller shall have the right, at or prior to the Closing, to pay and discharge such equipment leases, financing leases or agreements or similar financing instruments and (y) at the Closing Buyer shall pay to Seller, as additional purchase price, the amounts (if any) paid by Seller to pay and discharge such equipment leases, financing leases or agreements or similar financing instruments.

(g) Cash House Funds, Guest Ledgers and Accounts Receivable. All cash on hand in the Hotel in cash registers, cashiers’“banks”, and change funds as of the Cut-Off Time will be purchased by Buyer and credited (in the amount thereof) to Seller and debited (in the amount thereof) to Buyer. All House Funds shall remain the sole property of Seller and shall be applied and returned to Seller at the Closing. “House Funds” shall mean cash on hand in the Hotel’s operating accounts and restricted and other cash accounts (e.g., payroll accounts, credit card accounts, money market accounts, petty cash bank accounts, travel agent commission accounts and accounts for excess operating funds) maintained by Seller with respect to the Hotel as of the Cut-Off Time. All amounts in the Guest Ledger (including charges for rooms, food, beverage, telephone charges and otherwise) accruing prior to the Cut-Off Time, shall be purchased by Buyer and credited to Seller (in the amount thereof), and all amounts in the Guest Ledger accruing after such time shall belong to Buyer; however, Seller’s credit for the amounts which are attributable to the night preceding the Closing Date shall be fifty percent (50%) of such amounts. The entire Guest Ledger shall thereupon become the property of Buyer. “Guest Ledger” shall mean any accounts of guests of the Hotel who have not checked out as of the Cut-Off Time, subject to customary underwriting (i.e., credit card deposits, etc.). Buyer shall receive a credit for all prepaid rents and all Advance Deposits and advance payments under Guest Bookings, Occupancy Agreements, tradeout agreements, discounts, complimentary rooms, coupons and gift certificates for use of the Property on and after the Closing Date. Any Advance Deposits or advance payments received by Seller from and after the Closing with respect to Guest Bookings or Occupancy Agreements for dates from and after the Closing shall be forwarded to Buyer upon receipt by Seller. Seller makes no representation or warranty concerning, and shall have no liability or obligation in connection with, the collectibility of any accounts assigned or transferred by Seller to Buyer (and this sentence shall survive the Closing).

(h) Accounts Payable and Expenses. Subject to the following, all unpaid accounts payable due from the Hotel and all expenses payable by the Hotel (not including, for instance, accounts payable by, and expenses of, guests, patrons, and/or customers) accrued prior to the Closing and relating to operations of the Property prior to the Closing shall be paid by Seller. Buyer alone shall be responsible for all accounts payable related to Personal Property, Service Contracts, or otherwise to the extent not yet delivered, or services, to the extent not yet rendered, as of the Closing, providing the same are incurred in the ordinary course of business, and such Personal Property, Service Contracts or other items are delivered and/or such services rendered, after the Closing. In addition to the foregoing, all accounts payable and expenses relating to operations of the Property after Closing will be paid by Buyer. Prepaid expenses with respect to all such items as of the Closing Date shall be prorated and credited to Seller.

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(i) Employee Compensation. Seller shall pay all wages and fringe benefits (including accrued vacation pay, sick pay, payroll taxes and retirement and insurance benefits), if any, of all Hotel Employees for the period up to but not including the Closing Date.

10.2 Obligations of Tenants. Notwithstanding anything to the contrary in Section 10.1, except as otherwise provided in this Section 10, no adjustments between Seller and Buyer shall be made for any payment of operating expenses which are obligations of Tenants under the Leases which have not been paid by such Tenant (unless Seller shall have paid such amounts on behalf of such Tenants or Seller shall be due amounts from such tenants, in which case Buyer and Seller shall adjust for such items), and Buyer shall look solely to such Tenants for the payments of such items.

10.3 Preliminary Statement of Prorations and Adjustments; Post-closing Adjustment. No later than five (5) Business Days before the Closing Date, Seller shall prepare and provide to Buyer for its review and comment a preliminary statement of the prorated and adjusted items set forth above (collectively, the “Prorations”). At least two (2) Business Days prior to Closing, Buyer and Seller shall agree on Prorations for the purposes of Closing, subject, however, to a final adjustment and review immediately prior to and as of the Cut-Off Time. If the amount of any prorated item or adjusted item is not known at the Closing, the parties agree that such items shall be prorated at the Closing upon the basis of the best information available, and shall be adjusted when the actual amount(s) of such items are known, with appropriate charges and credits to be made. Not later than thirty (30) days after the Closing Date, Buyer and Seller shall review all of the amounts and calculations made with respect to the Closing Date Adjustment, and any final correction shall be made to the Closing Date Adjustment, and Seller and Buyer at that time shall settle any funds owed to each other.

10.4 No apportionment shall be made of any insurance premiums, nor will any insurance policies benefiting or relating to Seller or the Property be assigned to Buyer.

10.5 The provisions of this Section 10 shall survive the Closing.

Section 11 Additional Covenants.

11.1 Past Due Rents and Accounts Receivable. The past due rents and accounts receivable on the Closing Date (except for Guest Ledger receivables purchased by Buyer pursuant to Section 10.1 above) shall remain the sole property of Seller. Buyer (without charge to Seller) shall use commercially reasonable efforts to collect, on Seller’s behalf, delinquent rents or accounts receivable accrued during the month in which Closing occurs; provided, however, that, after the Closing, the rents and accounts receivable received by Buyer shall be applied first to current balances due from such payors, then to delinquent balances due Buyer from such payors and then to amounts due Seller from such payors for the month in which the Closing occurred (less reasonable costs and legal fees incurred in collection thereof). If Seller receives any rent or other sums due under any Leases or accounts receivable attributable to the period of time from and after the Closing Date, Seller shall pay over to Buyer any such amounts upon the later to occur of the Closing or Seller’s receipt thereof. The provisions of this Section 11.1 shall survive the Closing.

11.2 Intentionally omitted.

11.3 Intentionally omitted.

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11.4 Permits. (a) Buyer shall be fully responsible for and shall pay all costs and fees required to be paid in connection with transfer of any and all Permits currently held by Seller, and shall pay all transfer and license fees in connection therewith, as well as applying for and obtaining any and all new licenses, permits, certificates and/or approvals necessary or appropriate in connection with the operation of the Property and the consummation of the purchase and sale of the Property. Buyer shall prosecute its applications in accordance with the rules and procedures set forth under applicable law. Seller shall, at the sole cost and expense of Buyer, cooperate in a reasonable manner to assist Buyer in obtaining the transfer or issuance of such licenses, permits, certificates and approvals. Buyer acknowledges and agrees that it may not be possible to complete such transfers or issuances prior to the Closing, and Seller covenants and agrees that it shall cooperate reasonably with Buyer or its management company for the continued operation of the Property under the existing Permits to the extent permitted by applicable law, at the sole cost and expense of Buyer, and provided that Buyer at Buyer’s sole cost and expense maintains and keeps in effect such insurance for the benefit of Seller as Seller may reasonably required (and Buyer and Buyer’s Principals, jointly and severally, hereby agree to protect, defend (with counsel reasonably acceptable to Seller), indemnify and hold harmless Seller and the other Seller Parties from and against any and all liabilities, actions, suits, liens, fines, penalties, judgments, losses, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses), claims and demands of any nature whatsoever suffered or incurred by or made against Seller an/or the other Seller Parties, arising out of or in any way relating to cooperation and continued operation of the Property). Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall make Buyer’s obligations under this Agreement subject to the transferability of any of the Permits to Buyer, and Buyer’s obligations under this Agreement shall remain unamended and in full force and effect, and the Closing shall take place as provided in this Agreement (except that Seller shall not transfer to Buyer any Permit unless it shall be lawful and permissible for Seller freely to do so), without any abatement of or credit against the Purchase Price nor to any liability on the part of Seller. This paragraph shall not be applicable to the Liquor License, the transfer of which shall be governed by Section 11.15.

(b) The provisions of Section 11.4(a) and any other provision of this Agreement to the contrary notwithstanding, in the event that any governmental or quasi-governmental authority requires a resale certificate, certificate of occupancy, certificate of continued occupancy, smoke detector permit, fire alarm permit, fire sprinkler permit, or any other permit, license, certificate or approval in connection with the transfer of the Property contemplated by this Agreement, and/or the use or occupancy of the Property or any part thereof from or after the Closing, including without limitation the use or occupancy of the catering premises demised pursuant to the Operating Lease (“Certificates”), Buyer, at Buyer’s sole expense, and in a timely manner, shall be responsible for procuring and shall procure all such Certificates and shall be responsible for making and shall make any repairs, replacements or improvements required therefor; and the absence of any such Certificate shall not give rise to any right on the part of Buyer to omit or fail to close the transaction described in this Agreement as and when set forth in this Agreement, nor give rise to any abatement of or credit against the Purchase Price nor to any liability on the part of Seller; and Buyer and Buyer’s Principals, jointly and severally, shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold harmless Seller and the other Seller Parties from and against any and all claims, demands, losses, fines, penalties, costs, expenses (including attorney's fees and expenses), liabilities and obligations which Seller and/or the other Seller Parties may suffer or incur by as a result of the failure or omission of Buyer to obtains all such Certificates same in a timely manner (and the provisions hereof shall survive the Closing). Nothing herein or otherwise in this Agreement shall condition the obligations of Buyer under this Agreement upon the issuance or obtainment of any such Certificates, and notwithstanding the lack of issuance or obtainment of any thereof, Buyer shall remain fully liable and obligated as provided in this Agreement.

(c) The provisions of this Section 11.4 shall survive the Closing.

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11.5 Liquor License. Without limiting the generality of the foregoing provisions of Section 11.4, prior to the Closing Date Buyer, at Buyer’s sole cost and expense, shall file or cause to be filed an appropriate application with the New Jersey State Liquor Authority (and any other appropriate authority) for approval authorizing Buyer (and/or, as directed by Buyer, the tenant under the Operating Lease) to acquire, at the Closing, pursuant to the Assignment and Assumption of Ownership Interests, the ownership interests in and to Wilshire Hospitality Services, LLC and Wilshire Hospitality Services II, LLC, to each of which entities was issued, at Seller’s request, one of the two liquor licenses (collectively, the “Liquor License”) for the Hotel (excluding the catering facility) and the catering facility (not including any liquor license owned or held by, or leased to, the tenant under the Restaurant Lease or any other Lease,; and such applications shall be prosecuted by Buyer with due diligence. Buyer shall be solely responsible for obtaining such approval and authorization. Buyer shall proceed in an expeditious manner and register and qualify Buyer and, if applicable, the tenant under the Operating Lease, to do business in the State of New Jersey and take other steps for license processing and/or authorization as soon as possible, but, to the extent lawful and permissible, Seller will reasonably cooperate with Buyer (at the sole cost and expense of Buyer, except that Buyer shall not be responsible for the payment of any legal fees of Seller in connection therewith) to assist Buyer in securing such authorization expeditiously. The parties acknowledge that federal and state tax clearances are required for either transfer of the existing Liquor License or a new license and, if applicable, the parties shall secure and exchange such certificates on a timely basis. Anything in this Agreement to the contrary notwithstanding, nothing in this Agreement shall make Buyer’s obligations under this Agreement subject to the transferability of the Liquor License or to the issuance to Buyer and/or the tenant under the Operating Lease of a liquor license or to the assignability or assignment to Buyer (and/or the tenant under the Operating Lease) of the ownership interests in and to Wilshire Hospitality Services, LLC and/or Wilshire Hospitality Services II, LLC, and notwithstanding that any such liquor license may not be issued or transferred to Buyer (and/or the tenant under the Operating Lease), or that such ownership interests may not be transferable or transferred to Buyer (and/or the tenant under the Operating Lease), or that any liquor license shall not have been issued to Buyer (and/or the tenant under the Operating Lease), Buyer’s obligations under this Agreement shall remain unamended and in full force and effect, and the Closing shall take place as provided in this Agreement (except that Seller shall not transfer to Buyer (and/or the tenant under the Operating Lease) the ownership interests unless it shall be lawful and permissible for Seller freely to do so), without any abatement of or credit against the Purchase Price nor any liability on the part of Seller. Anything in this Agreement to the contrary notwithstanding, Buyer acknowledges that Seller shall have the right, at any time, and at Seller’s sole option, to deactivate and/or “pocket” the liquor license applicable to the catering facility at the Property and to take all steps and actions reasonably deemed appropriate by Seller in connection therewith.

11.6 Leases. At the Closing, Buyer shall assume all of the Leases then in effect, pursuant to the Assignment and Assumption of Leases. Notwithstanding anything to the contrary contained in this Agreement, Seller reserves the right, but is not obligated, to institute summary proceedings and/or any other proceedings against any tenant (including without limitation the Restaurant Tenant and/or the Operating Tenant) as a result of a default by the tenant thereunder prior to the Closing Date. Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant (including without limitation the Restaurant Tenant) and Seller may terminate any Lease (including without limitation the Restaurant Lease and/or the Operating Lease) prior to Closing. Further, Buyer agrees that it shall not be grounds for Buyer’s refusal to close this transaction that any tenant including without limitation the Restaurant Tenant) is a holdover tenant or in default under its Lease on the Closing Date and Buyer shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price. Buyer and Buyer’s Principals, jointly and severally, shall indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and the other Seller Parties harmless from and against all claims, damages, losses, liability, costs and expenses (including reasonable attorneys’ fees) incurred by Seller and/or the other Seller Parties in connection the failure of Buyer, as landlord, to perform any obligations under the Leases from and after the Closing Date. Seller shall indemnify, defend (with counsel reasonably acceptable to Buyer) and hold Buyer harmless from and against all claims, damages, losses, liability, costs and expenses (including reasonable attorneys’ fees) incurred by Buyer and/or the other Buyer Parties in connection with the failure of Seller to perform any obligations as landlord under the Leases prior to the Closing Date and accruing during Seller’s period of ownership of the Property; and this indemnification obligation of Seller shall survive the Closing for a period of twelve months. Except as otherwise herein provided, the provisions of this Section 11.6 shall survive Closing or the earlier termination of this Agreement.

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11.7 Hotel Employees. Immediately prior to Closing, Seller shall terminate all Hotel employees of Seller, if any, and cause Seller’s Manager to terminate all Hotel employees of Seller’s Manager. Except for the Strauss Employment Agreement, Buyer shall have no obligation to re-hire (or cause its manager to re-hire) such employees and shall not have any liability with respect to the termination of such employees; provided, however, that Buyer agrees that it shall offer employment (or cause its manager to offer employment) to a sufficient number of Hotel employees such that Seller shall not incur any liability under the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2201, et. seq., or any similar state or local plant closing law (collectively, “WARN Acts”), if applicable Prior to the Closing Date, Buyer (or its manager) shall deliver written notice to those Hotel employees it wishes to re-hire stating that Buyer (or its manager) is continuing to employ such Hotel employee following the Closing Date. During the thirty (30) day period prior to Closing, Buyer may interview Seller’s employees concerning continued employment following the transfer of the Hotel and transition matters related thereto, provided that Buyer shall give Seller reasonable advance notice thereof and Seller shall have the right to have a representative present during any such interview but the interview may be conducted notwithstanding the failure of a Seller’s representative to be present. Anything in this Agreement to the contrary notwithstanding, Buyer agrees, from and after the Closing, at Buyer’s sole expense, to comply with all applicable obligations, provisions and requirements, if any, of the Consolidated Omnibus Budget Reconciliation Act of 1986, as same may have been or may be amended, and all rules and regulations relating thereto (collectively, “COBRA”) in connection with all Hotel employees terminated by Seller pursuant to this provision, including, without limitation, all obligations to offer insurance to terminated employees. Buyer and Buyer’s Principals, jointly and severally, shall protect, defend (with counsel reasonably acceptable to Seller), indemnify, and hold harmless Seller and the other Seller Parties from and against any and all liabilities, actions, suits, mechanics’ liens, judgments, losses, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses), claims and demands of any nature whatsoever suffered or incurred by or made against Seller and/or such other Seller Parties, arising out of or in any way relating to (i) any failure by Buyer to perform its obligations under this Section 11.7, including, without limitation, in connection with COBRA, and/or (ii) any decision by Buyer to hire or rehire, or not to hire or rehire, any employees at the Hotel, or any action by Buyer in connection with such decision to hire, rehire, or not to hire or rehire, including, without limitation, any liability or obligation Seller my incur in connection with the WARN Act. This Section 11.7 shall survive the Closing or earlier termination of this Agreement.

11.8 Guest Bookings. In accordance with this Agreement, Buyer will honor, for its account, all transient reservations for Guest Bookings for the Property now or hereafter existing and all Advance Deposits made thereunder (to the extent credited to Buyer) for periods from and after the Closing provided such Guest Bookings and Advanced Deposits were made or procured in accordance with the provisions of Section 8 hereof. The provisions of this Section 11.8 shall survive the Closing.

11.9 Indemnity. Buyer and Buyer’s Principals, jointly and severally, agree to indemnify, defend (with counsel reasonably acceptable to Seller) and hold Seller and the other Seller Parties harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising from or relating to a breach of Buyer’s obligations under Section 11 and/or the termination by Buyer of any of the Hotel employees. Seller agrees to indemnify, defend (with counsel reasonably acceptable to Buyer) and hold Buyer and the other Buyer Parties harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising from or relating to a breach of its obligations under Section 11 and/or the termination by Seller of any of the Hotel employees, except to the extent of the obligations of Buyer pursuant Section 11.7). This Section 11.9 shall survive the Closing or termination of this Agreement.

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11.10 Antitrust Notification. If applicable, Buyer and Seller shall, promptly following the execution of this Agreement, file with the appropriate governmental agencies the notification and report form required for the transactions contemplated hereby, and any supplemental information which may be reasonably requested in connection therewith, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

Section 12. Post-Closing Access to Records. After the Closing, upon reasonable written notice, Buyer will make available to Seller and its representatives during normal business hours any of its books, contracts and records relating to the Hotel in connection with tax, personnel, litigation or other matters for any period prior to the Closing and will permit Seller at its expense to make copies thereof, provided, however, that Seller will maintain the confidentiality of these documents to the extent possible in the context of the proceedings for which the documents are required. The provisions of this Section 12 shall survive the Closing.

Section 13. Seller’s Disclaimers; Buyer’s Indemnification.

13.1 Seller’s Disclaimers; Condition of Property. (a) Buyer acknowledges that it has had full opportunity to inspect the Property and review such documents and records as it deems necessary or appropriate concerning the Property, including, without limitation, the condition of the soil, subsoil, surface or other physical condition of the Property; the existence or nonexistence of hazardous or toxic materials, wastes or substances; archeological matters; the fitness or suitability of the Property for any particular use or purpose; applicable restrictive covenants, governmental laws, rules, regulations, and limitations; the zoning, subdivision, use, density, location or development of the Property; the necessity or availability or unavailability of any rezoning, zoning variances, conditional use permits, special management area permits, building permits, time sharing or vacation ownership approvals, environmental impact statements, certificates of occupancy and other governmental permits, approvals or acts; the physical condition of the Property, including, without limitation, the structural elements, foundation, roof, appurtenances, access, landscaping, whirlpool spa (if any), swimming pool (if any) and other recreational equipment (if any), and the electrical, mechanical, HVAC, plumbing, sewage and utility systems, facilities and appliances (if any); the Property’s compliance or non-compliance with any building code, OSHA, Americans with Disabilities Act, as amended, and other laws, statutes, regulations or ordinances; the size, dimension, or topography of the Property; any surface, soil, geologic, drainage, flooding or groundwater conditions or other physical conditions and characteristics of or affecting the Property or adjoining land, such as aircraft overflight, traffic, drainage, flooding, air, hazardous swimming conditions (if any), and its investment value or resale value. Except for the express representations, warranties, covenants of Seller contained in this Agreement upon which Buyer is expressly permitted to rely, the Property is being sold “AS IS” as of the Closing Date. Neither Seller’s Manager, employees, agents, nor any other person is authorized to make any representations about the state, condition or use of the Property, and any such statements are not to be attributed to Seller. Buyer acknowledges that neither Seller, Seller’s Manager, nor any of its or their agents or representatives has made any representations or held out any inducements to Buyer, except as expressly provided in this Agreement, and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth herein.

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(a) Without limiting the generality of the foregoing, Buyer acknowledges and agrees that Buyer has not relied on any representations or warranties, and neither Seller nor Seller’s Managers, nor any of its or their agents or representatives has or is willing to make any representations or warranties, express or implied, other than as may be expressly set forth herein, as to (i) the status of title to the Property, (ii) the actual or projected income or operating expenses of the Property, (iii) the Contracts, (iv) the Leases, (v) the current or future real estate tax liability, assessment or valuation of the Property; (vi) the potential qualification of the Property for any and all benefits conferred by any Legal Requirements whether for subsidies, special real estate tax treatment, insurance, mortgages or any other benefits, whether similar or dissimilar to those enumerated; (vii) the compliance of the Property in its current or any future state with applicable Legal Requirements or any violations thereof, including, without limitation, those relating to access for the handicapped, environmental or zoning matters, and the ability to obtain a change in the zoning or a variance in respect to the Property’ non-compliance, if any, with zoning laws; (viii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (ix) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including, without limitation, any government authority or any lender; (x) the current or future use of the Property, including, without limitation, the Property’ use for hotel, catering and/or restaurant purposes; (xi) the present and future condition and operating state of any Personal Property and the present or future structural and physical condition of the improvements, their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto; or (xii) the status of the market for hotel, catering and/or restaurant facilities in the area in which the Property is located. Buyer acknowledges and agrees that (i) the Property Information delivered or made available to Buyer by Seller or any of its agents or representatives may have been prepared by third parties and may not be the work product of Seller; (ii) Seller has not made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Property Information delivered or made available to Buyer and Buyer’s representatives is furnished to each of them at the request, and for the convenience of, Buyer; (iv) except for Seller’s representations and warranties set forth herein, Buyer is relying solely on its own investigations, examinations and inspections of the Property and those of Buyer’s representatives; (v) except as may be expressly set forth to the contrary in this Agreement, Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information and Buyer releases Seller and Seller’s agents and representatives, from any and all liability with respect thereto

(b) The provisions of this Section 13.1 shall survive the Closing.

13.2 Buyer’s Indemnification. Buyer and Buyer’s Principals, jointly and severally, shall indemnify and defend (with counsel reasonably acceptable to Seller) and hold Seller and the other Seller Parties harmless from and against any and all claims, demands, causes of action, liability, damages, losses, fines, penalties, taxes, costs or expenses (including, without limitation, reasonable attorneys’ fees) which, whether insured against or not, may be asserted against, reasonably incurred by or paid by Seller and/or the other Seller Parties in connection with, by reason of, or arising out of (1) any transaction, contract, act, activity, event or occurrence relating to the Property or its use or operation, occurring, accruing or entered into after the Closing Date and/or (2) any item, obligation, matter or agreement which this Agreement expressly provides shall be assumed by Buyer or accepted or taken “subject to” by Buyer, and/or (3) any act or negligence by Buyer or any of the Buyer Parties at or respecting the Property, whether occurring or accruing prior to, on or after the Closing Date. In the event that Seller and/or any of the other Seller Parties shall be entitled to indemnification pursuant to the provisions of this Section 13.2, such indemnification shall be in addition to and not in lieu of any other remedies Seller may have at law or equity. The provisions of this Section 13.2 shall survive the Closing.

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13.3 Seller’s Indemnification. Subject to the disclaimers and provisions set forth in Section 13.1, Seller shall indemnify and defend (with counsel reasonably acceptable to Buyer) hold Buyer and the other Buyer Parties harmless from and against any and all claims, demands, causes of action, liability, damages, losses, fines, penalties, taxes, costs or expenses (including, without limitation, reasonable attorneys’ fees) which, whether insured against or not, may be asserted against, reasonably incurred by or paid by Buyer and/or the other Buyer Parties in connection with, by reason of, or arising out of any transaction, contract, act, activity, event or occurrence relating to the Property or its use or operation, occurring or entered into only during the period of Seller’s ownership of the Property prior to the Closing Date, and specifically excluding (x) any obligation, matter, claim, thing, agreement or liability to be assumed by Buyer pursuant to this Agreement or subject to which Buyer shall purchase the Property pursuant to this Agreement, (y) any obligation or liability of any Tenant under any of the Leases and/or (z) any act or negligence by Buyer or any of the Buyer Parties at or respecting the Property, whether occurring or accruing prior to, on or after the Closing Date. In the event that Buyer and/or any of the other Buyer Parties shall be entitled to indemnification pursuant to the provisions of this Section 13.3, such indemnification shall be in addition to and not in lieu of any other remedies Buyer may have at law or equity. The provisions of this Section 13.3 shall survive the Closing.

Section 14. Default and Remedies.

14.1 Events of Default. Any of the following shall constitute an “Event of Default” under this Agreement:

(a) Buyer shall fail to pay or deposit with Seller the monies representing the Fund, the Additional Contract Deposit, or the Purchase Price Balance when due under this Agreement; or Buyer shall fail to pay or deposit with Seller any other sum of money when due if same is due on the Closing Date under this Agreement; or Buyer shall fail to pay or deposit with Seller the any other sum of money within two (2) Business Days after the date due under this Agreement;

(b) Tenant under the Operating Lease shall default under the Operating Lease beyond the applicable notice and cure period, if any; or there shall occur any of the events described in Section 9.01 of the Operating Lease; or

(c)  Seller or Buyer shall, fail to observe or perform, in a material manner, any other material term or provision to be observed or performed by such party under this Agreement and such default shall not be cured by the first to occur of the following dates: (i) five (5) days after written notice is received by the defaulting party informing such party of the default, or within such longer period of time as may be reasonably necessary to cure such default provided that the defaulting party has taken steps in good faith within such period to remedy such default and is continuing to so act with diligence and continuity, or (ii) the Scheduled Closing Date, as such Scheduled Closing Date may be adjourned by the defaulting party in accordance with the provisions of this Agreement; provided, however, that if Seller or Buyer shall fail to observe or perform any term or provision to be observed or performed by such party under this Agreement on any date as to which this Agreement expressly provides that time is of the essence as against such party in respect of such observance or performance, then it shall be an Event of Default as respects such party if such party fails to observe or perform such term or provision to be observed or performed by such party on the date as to which time is of the essence as against such party.

14.2 Remedies of Buyer. (a) If any Event of Default shall occur with respect to Seller and Buyer is not in default under this Agreement on or prior to the Closing, then Buyer’s sole and exclusive remedy shall be, and Buyer shall be entitled, to either (a) receive a refund of the Contract Deposit, upon which refund this Agreement shall thereupon be terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement, or (b) seek specific performance of Seller’s obligations hereunder, provided that any such action for specific performance must be commenced within thirty (30) days after such default; provided that such specific performance shall be limited to the right to compel Seller to convey to Buyer such title as Seller is able to convey without incurring any material expense to cure any Title Objections, or any other defect in (1) title (except for Seller’s obligations to cure certain liens pursuant to Section 6.2(b)) or (2) any other matter in respect of the Property or this Agreement; but Buyer shall not be entitled to avail itself of any remedy at law or equity to recover monetary damages from Seller arising from a default or Event of Default by Seller (and the provisions of this clause prohibiting Buyer from availing itself of any remedy to recover monetary damages shall survive the Closing and/or the termination of this Agreement). This Section 14.2 sets forth remedies for failure to close and it not intended to apply to or limit remedies Buyer may have with respect to indemnities specifically provided by Seller in this Agreement or in respect of any other obligation of Seller which survives Closing or termination pursuant to this Agreement; and if any Event of Default shall occur with respect to Seller after the Closing Date, then Buyer may exercise all remedies available under applicable law and/or equity.

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(b) Anything in this Agreement to the contrary notwithstanding (including, without limitation, the immediately preceding Section 14.(a)) if, (1) at or prior to the Closing, Buyer discovers (or by use of due diligence in reviewing the Property and the transaction would have discovered) or is given written notice by Seller of an occurrence, condition or fact which would constitute a material breach of a representation or warranty on the part of Seller hereunder, or that such representation or warranty otherwise is materially untrue or incorrect and (2) such material breach or material untruth or incorrectness of such representation or warranty, by the express terms of this Agreement, entitles Buyer to terminate this Agreement, then, in such event, the sole remedy of Buyer shall be to either (a) receive a refund of the Contract Deposit, upon which refund this Agreement shall thereupon be terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement, or (b) complete the purchase (with no reduction in or abatement of the Purchase Price and no liability on the part of Seller in respect of such breach, untruth or incorrectness of such representations and warranties); and if Buyer shall so complete the purchase then Buyer irrevocably shall be deemed to have waived any and all claims, remedies, actions and/or suits against Seller by reason of the breach of or untruth or incorrectness of such representations and warranties (and this waiver by Buyer shall survive the Closing); provided, however, if, and only if, Seller shall have intentionally, willfully and knowingly breached a warranty or representation on the part of Seller hereunder with the intent and purpose of avoiding its obligations under this Agreement, then Buyer shall be entitled to the remedy provided to Buyer under the first sentence of Section 14.2(a) hereof.

14.3 Seller’s Remedy. If any Event of Default shall occur with respect to Buyer prior to the Closing and Seller is not in default under this Agreement, then Seller shall be entitled to receive the Contract Deposit and the Fund Improvements, as liquidated damages, as Seller’s sole and exclusive remedy for any default, and this Agreement shall thereupon be terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. Buyer acknowledges that the aggregate of the Contract Deposit and the value of the Fund Improvements represents a reasonable estimate of Seller’s damages. The parties agree that it would be impractical and extremely difficult to fix actual damages suffered by Seller as a result of Buyer’s failure to complete the purchase of the Property pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section 14.3 represent a reasonable estimate of the damages which Seller will incur as a result of such failure. This Section 14.3 sets forth remedies for failure to close and it not intended to apply to or limit remedies Seller may have with respect to indemnities specifically provided by Buyer and/or the Buyer Principals in this Agreement or in respect of any other obligation of Buyer and/or the Buyer Principals which survives Closing or termination pursuant to this Agreement; and if any Event of Default shall occur with respect to Buyer after the Closing Date, then Seller may exercise all remedies available under applicable law and/or equity.

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Section 15. ISRA.

15.1 As an additional condition precedent to Seller’s obligation to sell the Property pursuant to this Agreement, Seller shall have received from the Industrial Site Evaluation Element or its successor, of the New Jersey Department of Environmental Protection or its successor (“NJDEP”), no later than the Scheduled Closing Date, either: (a) a non-applicability letter; (b) a de minimus quantity exemption; (c) approval of Seller’s negative declaration; or (d) approval of Seller’s remedial action work plan (any of the foregoing, an “ISRA Compliance Instrument”); for any one or more of which Seller (at Seller’s sole discretion) shall promptly apply pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any amending or successor legislation and regulations (“ISRA”). If none of the four conditions are met by the date set forth above, or if Seller determines prior to the closing of title that the cost of compliance with the provisions of this Section, including without limitation the cost of any sampling, analysis, remediation and professional fees, shall exceed the sum of Five Thousand Dollars ($5,000.00) or be reasonably expected to exceed that sum, then Seller may terminate this Agreement on notice to Buyer, in which event the Contract Deposit shall be promptly refunded to Buyer and this Agreement shall thereupon be deemed terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination. Anything in this Agreement to the contrary notwithstanding, Seller shall have no obligation to incur any expense, liability or obligation in excess of Five Thousand Dollars ($5,000.00) in the aggregate to obtain a “letter of non-applicability, a de minimus quantity exemption, or a no further action letter, or to obtain approval of Seller’s negative declaration, or otherwise to comply with the requirements of ISRA and/or obtain an ISRA Compliance Instrument (it being agreed that Seller’s failure to obtain an ISRA Compliance Instrument shall not be a default by Seller under this Agreement), and Seller shall have no obligation to close title or to convey the Premises in violation of any of the requirements of ISRA).

Section 16. Miscellaneous Provisions.

16.1 Attorney’s Fees. In any action to enforce the provisions of this Agreement, the prevailing party will be entitled to payment by the non-prevailing party of its reasonable attorneys’ fees and expenses; and this provision shall survive termination of this Agreement and/or the Closing.

16.2 No Waiver. No failure by Buyer or Seller to insist upon strict performance by the other party of any of the terms and provisions of this Agreement shall constitute or be deemed to be a waiver of any such term or provision, or constitute an amendment or waiver of any such term or provision by course of performance, and Buyer or Seller, notwithstanding any such failure to insist upon strict performance, shall have the right thereafter to insist upon the strict performance by the other party of any and all the terms and provisions of this Agreement. Buyer or Seller may in its sole and absolute discretion waive only in writing any condition set forth in this Agreement which is for such waiving party’s sole benefit, in which event the other party shall be obligated to close the purchase of the Property upon all of the remaining terms of this Agreement.

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16.3 Survival of Terms. Only those agreements and obligations of the parties set forth in this Agreement that are expressly stated to survive the Closing shall continue thereafter to be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

16.4 Risk of Loss/Eminent Domain.

(a) If, prior to the Closing, a Non-Material Taking (as hereinafter defined) occurs, then (i) Seller shall notify Buyer of such fact, (ii) Buyer shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (iii) at the Closing, Buyer shall accept the Property subject to such Non-Material Taking or so much of the Property as remains after such Non-Material Taking, as the case may be, with no abatement of the Purchase Price, and (iv) at the Closing, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such Non-Material Taking. If, prior to the Closing Date, a Material Taking (as hereinafter defined) occurs, then (a) Seller shall notify Buyer of such fact and (b) either party shall have the right to terminate this Agreement by delivering notice of such termination to the other party on or before the earlier of the Closing Date or the date thirty (30) days after Buyer receives such notice from Seller. If a party fails to exercise such termination right within such thirty (30) day (or shorter) period, such party shall be deemed to have waived such termination right, in which event (x) such party shall not have any right or option to terminate this Agreement due to such Material Taking and this Agreement shall continue in effect (unless the other party has exercised its termination right in a due and timely manner), (y) at the Closing, Buyer shall accept the Property subject to such Material Taking or so much of the Property as remains after such Material Taking, as the case may be, with no abatement of the Purchase Price, and (z) at the Closing, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all of Seller’s interest in and to all awards for such Material Taking. In the event that a party delivers a notice of termination within such ten (10) day (or shorter) period, the Contract Deposit shall be promptly refunded to Buyer and this Agreement shall thereupon be deemed terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination. Anything herein to the contrary notwithstanding, Seller shall be entitled to keep and retain as its sole property the proceeds of any rent or business interruption insurance maintained by or for Seller.

(b) If, prior to the Closing Date, a Non-Material Casualty (as hereinafter defined) occurs, then (i) Seller shall notify Buyer of such fact, (ii) Buyer shall not have any right or option to terminate this Agreement and this Agreement shall continue in effect, (iii) at the Closing Buyer shall accept the Property in the then “as is” condition of such Property with no abatement of the Purchase Price, and (iv) at the Closing, Seller shall assign and turn over to Buyer all of Seller’s interest in and to all insurance proceeds payable in connection with such Non-Material Casualty or shall deliver to Buyer any such proceeds or awards actually theretofore paid, in each case less any Reimbursable Amounts (as hereinafter defined), plus the amount of any deductible. If, prior to the Closing Date, a Material Casualty (as hereinafter defined) occurs, then (a) Seller shall notify Buyer of such fact and (b) either party shall have the right to terminate this Agreement by delivering notice of such termination to the other party on or before the earlier of the Closing Date or the date thirty (30) days after Buyer receives such notice from Seller. If a party fails to exercise such termination right within such thirty (30) day (or shorter) period, such party shall be deemed to have waived such termination right, in which event (x) such party shall not have any right or option to terminate this Agreement due to such Material Casualty and this Agreement shall continue in effect (unless the other party has exercised its termination right in a due and timely manner), (y) at the Closing Buyer shall accept the Property in the then “as is” condition of the Property with no abatement of the Purchase Price, and (z) at the Closing, Seller shall assign and turn over to Buyer all of Seller’s interest in and to all insurance proceeds payable in connection with such Material Casualty or shall deliver to Buyer any such proceeds or awards actually theretofore paid, in each case less any Reimbursable Amounts, plus the amount of any deductible. In the event that a party delivers a notice of termination within such thirty (30) day (or shorter) period, the Contract Deposit shall be promptly refunded to Buyer and this Agreement shall thereupon be deemed terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination. Anything herein to the contrary notwithstanding, Seller shall be entitled to keep and retain as its sole property the proceeds of any rent or business interruption insurance maintained by or for Seller.

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(c) Notwithstanding anything to the contrary set forth in this Agreement, (i) Seller shall have no obligation to repair any damage or destruction to the Property caused by any Casualty or to otherwise restore the Property after any Taking, and Seller shall have no other obligation or liability of any kind or nature in respect of any Casualty or Taking affecting the Property, but (ii) Seller shall have the right to apply the insurance proceeds (or any portions thereof) deriving from a Casualty, and/or the award (or any portions thereof) deriving from a Taking, toward restoration of the Property following a Casualty or Taking, as the case may be, and in such event, if the Closing shall occur, Seller shall turn over to Buyer at the Closing the unapplied portion of such insurance proceeds and award (together with any insurance deductible, as above provided, and less any Reimbursable Amounts, as above provided). In the event Seller shall apply such proceeds and/or award toward restoration, Seller shall have the right, without the consent of Buyer, to utilize such proceeds and/or award to restoration of the Property as near as commercially reasonable and commercially practicable (given, among other considerations, the amount of the proceeds and/or award, property taken in a Taking, costs of restoration, commercial availability of materials and equipment, current building codes, currently prevailing design fashion, currently prevailing hotel operating practices and procedures, and similar considerations) to the condition of the Property immediately prior to the Casualty or the Taking; and if Seller desires to make changes to the Property in connection with such restoration (other than such changes as Seller is permitted to make without Buyer’s consent), then the prior written consent of Buyer shall be required, but Buyer shall not unreasonably withhold, delay or condition its consent to any such changes to the Property proposed by Seller in connection with the restoration following a Casualty or Taking.

(d) As used herein, the following terms shall have the following meanings:

(i) “Casualty” means the destruction of all or a portion of the Property by fire or other casualty.

(ii) “Material Casualty” means a Casualty which would cost more than Five Hundred Thousand Dollars ($500,000.00) to repair, as reasonably estimated by a consultant selected by Seller which is reasonably satisfactory to Buyer.

(iii) “Material Taking” means a Taking permanently affecting more than twenty-five percent (25%) percent of the square footage of the Property, or permanently materially and adversely affecting access to the Property.

(iv) “Non-Material Casualty” means any Casualty other than a Material Casualty.

(v) “Non-Material Taking” means any Taking other than a Material Taking.

(vi) “Reimbursable Amounts” amounts means amount actually and reasonably incurred or expended by or for the account of Seller for the cost of any compliance with laws, protective restoration or emergency repairs made by or on behalf of Seller (to the extent Seller has not theretofore been reimbursed by its insurance carriers for such expenditures), and/or actually and reasonably incurred or expended by or for the account of Seller in connection with adjusting any insurance claim, negotiating any award for a Taking, or otherwise obtaining any award for a Taking or insurance proceeds for a casualty.

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(vii) “Taking” means any taking of any portion of the Property by condemnation or eminent domain.

16.5 Brokerage. Seller and Buyer each represent to the other that no brokers are involved in the transaction described in this Agreement and that no brokerage commissions or finder’s fees are or will be payable hereunder. If any claim is made by any third-party for the payment of any commission or fee, then the party whose acts gave rise (or are alleged to have given rise) to such claim shall indemnify, defend and save harmless the other party for the full amount of such claim and all other claims, demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) filed against or incurred by such other party as a result of such claim; provided, however, that to the extent Buyer is obligated to indemnify Seller hereunder, such indemnification obligation shall be an indemnification obligation of Buyer and Buyer’s Principals, jointly and severally. The provisions of this Section 16.5 shall survive the Closing or termination of this Agreement.

16.6 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New Jersey. Any legal action hereunder shall be filed in the New Jersey judicial system only, and Seller and Buyer hereby unconditionally submit themselves to the jurisdiction of the courts of the State of New Jersey and the United States District Court for the District of New Jersey.

16.7 Interpretation of Agreement. The parties acknowledge that both parties have caused this Agreement to be reviewed and approved by legal counsel of their own choice. No negotiations concerning or modifications made to prior drafts of this Agreement shall be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the parties under this Agreement or to restrict or expand the meaning of any of the provisions of this Agreement. Ambiguities in this Agreement shall not be construed against the party drafting this Agreement, notwithstanding any contrary rule of construction or interpretation at law or in equity. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile signatures, which shall be as binding as original signatures.

16.8 Sole Agreement; Amendment. This is the sole and only agreement between the parties and any and all prior oral or written representations, correspondence, letters of intent and agreements are merged into and superseded by this Agreement and shall be of no force or effect. Any modifications of this Agreement must be in writing and signed by the parties hereto. Nothing in this provision shall waive, terminate or affect the Operating Lease, or the references in this Agreement to the Operating Lease.

16.9 Partial Invalidity. If any provision hereof is held invalid or not enforceable to its fullest extent, such provision shall be enforced to the extent permitted by law, and the validity of the remaining provisions hereof shall not be affected thereby.

16.10 No Joint Venture. The execution and performance of this Agreement, Buyer’s and Seller’s review and approval rights (if any) described in this Agreement, the agreements of the parties in this Agreement and the exercise of any rights hereunder, are not intended, and shall not be construed, to create a partnership, joint venture or co-tenancy between Seller and Buyer. Furthermore, the execution of this Agreement by Buyer and Seller shall not create (and neither Buyer nor Seller intends to create) any relationship of principal and agent between Buyer and Seller, or any partnership or joint venture relationship between Buyer and Seller. Neither Buyer nor Seller shall be deemed to be a fiduciary of the other party.

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16.11 Assignment. Neither this Agreement nor any of the rights of Buyer hereunder may be assigned or transferred by Buyer without Seller's prior written consent, which consent may be granted or withheld in Seller’s sole discretion, and any purported assignment or encumbrance without Seller's prior written consent shall be null and void, and shall constitute a default hereunder, which is not capable of being cured. Any change in ownership or control (“control” meaning the possession of the power to direct or cause the direction of the management and policies of the entity in question) of Buyer or of any of the direct or indirect ownership interests in Buyer, at any level or tier of ownership, whether in one transaction or a series of transactions, between the Effective Date and the Closing, shall constitute an assignment for purposes of this provision. Buyer represents that on the date hereof (i) the ultimate owners of Buyer are David Weiss, an individual, and Daniel Sawicki, an individual, and respectively owning, directly, seventy-five percent (75%) and twenty-five percent (25%) of the ultimate equity interests in Buyer and (ii) David Weiss and Daniel Sawicki. have the right to and actually do exercise control of Buyer. Buyer shall not resell the Property or any part thereof through a “double escrow” or other similar procedure without Seller’s prior consent, which consent may be granted or withheld in Seller’s sole discretion. At the Closing Buyer shall provide to Seller evidence reasonably satisfactory to Seller substantiating the then-current ownership and control (including without limitation, direct, indirect, and ultimate ownership and control) of the buyer (the “Ownership Evidence”).

16.12 Waiver of Trial by Jury. THE PARTIES HERETO EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

16.13 Exhibits. The following Annex, Schedules and Exhibits are attached to this Agreement and incorporated by reference herein:

Annex A	Definitions

Schedule A	intentionally omitted

Schedule B	Land Description

Schedule C	Service Contract Schedule

Schedule D	Certain Permitted Exceptions

Schedule E	List of Property Reports provided to Buyer

Schedule F	Occupancy Agreement Schedule

Schedule G	intentionally omitted

Schedule H	Disclosed Litigation

Schedule I	intentionally omitted

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Exhibit A	intentionally omitted

Exhibit B	Bargain and Sale Deed With Covenants Against Grantor’s Acts

Exhibit C	Bill of Sale

Exhibit D	Assignment and Assumption of Leases

Exhibit E	Assignment and Assumption of Contracts

Exhibit F	Affidavit of Title

Exhibit G	Assignment and Assumption of Permits

16.14 Notices. All notices, requests, demands or documents which are required or permitted to be given or served hereunder shall be in writing and (i) personally delivered, (ii) sent by facsimile transmission (with received confirmation no later than 5:00 p.m. New York City Time on the day sent), (iii) sent by overnight courier, or (iv) sent by registered or certified mail, postage prepaid; in all events, addressed as follows:

To Seller:	WO GRAND HOTEL, LLC c/o Wilshire Enterprises, Inc. One Gateway Center 10th Floor Newark, New Jersey 07102 Phone: (201) 420-2796 Fax: (201) 420-6012 Attention: Dan Pryor, President

with a copy to:	Herrick, Feinstein LLP 210 Carnegie Center Princeton, New Jersey 08540 Phone: (609) 452-3807 Fax: (609) 452 1500 Attention: Mark B. Rosenman, Esq.

To Buyer:	350 PLEASANT VALLEY HOTEL ASSOCIATES, L.L.C. 131 U.S. Route 46, Suite 45 Lodi, New Jersey 07644 Phone: (201) 705 3774 Fax: (973) 779 5149 Attention: Mr. David Weiss

with a copy to:	Feinstein Raiss Kelin & Booker, LLC 100 Executive Drive, Suite 360 West Orange, NJ 07052 Phone: (973) 324-5400 (973) 731-4669 Attention: Larry Raiss, Esq.

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Such addresses and facsimile numbers may be changed from time to time by the addressee by serving notice as heretofore provided. Service of such notice or demand shall be deemed complete on the date of actual delivery as shown by the addressee’s registry or certification receipt or at the expiration of the third day after the date of mailing (whether or not actually received by the addressee), or on the date of facsimile transmission by telecopier with confirmation receipt, whichever is earliest in time. Anything herein to the contrary notwithstanding, if pursuant to this Section service of a notice otherwise would be deemed complete at any time other than between the hours of 9:00 am and 5:00 pm (New York City time) on a Business Day, then such service of such notice shall be deemed complete on the next occurring Business Day.

16.15 Headings of Sections. The headings of sections and subsections herein are inserted only for convenience and reference and shall in no way define, limit or describe the scope or intent of any provision of this Agreement.

16.16 References to Calendar Days. Except as expressly provided herein to the contrary, all references to “days” in determining the time for performance shall mean calendar days.

16.17 Other Parties. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto, their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

16.18 Confidentiality. Buyer and Seller each agrees to maintain the confidentiality, other than to its affiliates, officers, employees, advisors, agents, joint venturers, lenders, attorneys and consultants or as required by law, rule or regulation, of (i) all information that is provided by or for the other party that is not public information, (ii) the fact the Buyer has made this offer and the terms and conditions of this offer and (iii) the results of the inspections that are done at the Property. Notwithstanding the foregoing, Buyer or Seller, as the case may be, may disclose such of the information as required pursuant to a subpoena or order issued by a court of competent jurisdiction, or by a judicial or administrative or legislative body or committee or as otherwise may be required by law, rule or regulation and such determination is made on the advice of counsel. If Buyer or Seller, as the case may be, receives a request to disclose any information under such subpoena or order, Buyer or Seller, as the case may be, will, if permitted by such subpoena or order: (a) promptly notify the other party, and (b) if disclosure is required or deemed by Buyer or Seller, as the case may be, advisable (acting on advice of counsel), cooperate with the other party to obtain an order or other reliable assurance that confidential treatment will be accorded designated portions of the information. Each of Buyer and Seller acknowledges that this provision to maintain confidentiality is an essential inducement for the other party to enter this Agreement. Following the Closing, (i) Seller shall be permitted to issue press releases and make other public announcement regarding the acquisition of the Hotel by Buyer and (ii) Buyer shall be permitted to issue press releases and make other public announcements regarding the acquisition of the Hotel by Buyer, but such press releases by Buyer shall not disclose the purchase price or other terms or conditions of the acquisition, and otherwise shall be subject to the prior written approval of Seller, not to be unreasonably withheld, delayed or conditioned; in addition, no press release by Buyer shall name or otherwise identify any of Buyer’s Principals if such Buyer’s Principal is at such time under indictment or the subject of a criminal investigation or other criminal proceeding. If a party shall breach its obligations under this Section 16.18, then the party who is in breach shall indemnify, defend and save harmless the other party for the full amount of all claims demands, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) filed against or incurred by the non-breaching party; provided, however, that to the extent Buyer is obligated to indemnify, defend and hold harmless Seller hereunder, such obligation shall be an obligation of Buyer and Buyer’s Principals, jointly and severally. The provisions of this Section 16.18 shall survive Closing or earlier termination of this Agreement.

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16.19 Interpretation; Joint and Several Liability. The term “Seller,” whenever used in this Agreement, will include Seller and its successors. The term “Buyer” will include Buyer and Buyer’s successors and permitted assigns, and as the context requires, the plural. If there is more than one person who is “Buyer” under this Agreement, then each person will be jointly and severally liable for all of the obligations of Buyer under this Agreement.

16.20 1099-S. Provided that Seller shall deliver the signed 1099-S form at closing, Buyer hereby agrees that Buyer shall and hereby does assume all responsibility for compliance with the transaction reporting requirements of the 1986 Federal Tax Reform Act (and this obligation shall survive the Closing).

16.21 Refund of Contract Deposit. Notwithstanding anything to the contrary in this Agreement, at law and/or in equity, in any instance in which, pursuant to this Agreement, Buyer shall be entitled to a refund of or return of the Contract Deposit, such right of Buyer to such refund or return shall be subject to the prior full payment, satisfaction and performance of any and all indemnity and/or other obligations of Buyer to Seller pursuant to this Agreement and the full payment, satisfaction and performance of any and all indemnity and/or other obligations of the tenant pursuant to the Operating Lease.

16.22 Knowledge. As used in this Agreement, the words “to Seller’s knowledge,” to “Seller’s actual knowledge” or words of similar import shall be deemed to mean and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Dan Pryor. As used in this Agreement, the words “to Buyer’s knowledge,” to “Buyer’s actual knowledge” or words of similar import shall be deemed to mean and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of David Weiss and/or Daniel Sawicki.

16.23 Submission Non-Binding. This Agreement shall not be binding upon either party until executed by both Buyer and Seller. Submission of this Agreement by either party shall not bind either party to the terms of this Agreement as submitted until this Agreement is fully executed.

16.24 No Recording. (a) The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Buyer agrees not to file any lis pendens or other instrument against the Property in connection herewith.

(i) In furtherance of the foregoing, Buyer acknowledges that the filing of a lis pendens or other evidence of Buyer’s rights or the existence of this Agreement against or encumbering the Property could cause significant monetary and other damages to Seller; and

(ii) In furtherance of the foregoing, Buyer and Buyer’s Principals, jointly and severally, hereby indemnify and hold harmless Seller from and against any and all liabilities, damages, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Buyer of any of Buyer’s obligations under this Section 16.24(a).

(iii) Notwithstanding the provisions of Section 16.24(a)(i) above, Buyer shall have the right to file a lis pendens against the Property solely under circumstances under which Buyer is seeking specific performance of Seller’s obligations hereunder, provided (A) Buyer files such claim within thirty (30) days after the earlier of (x) the date on which Seller terminates this Agreement or Buyer alleges that Seller has defaulted hereunder or (y) the scheduled Closing Date and (B) if it is ultimately determined by a court order that Buyer was not entitled to specific performance under this Agreement, Buyer and Buyer’s Principals, jointly and severally, shall, and hereby do, indemnify and hold harmless Seller (and each Seller Party) from and against any and all liabilities, damages, losses, costs or expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the enforcement of the foregoing indemnification obligation) arising out of the filing of such lis pendens by Buyer (including, without limitation, consequential damages incurred by Seller as a result thereof).

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(b) The provisions of this Section 16.24 shall survive the termination of this Agreement.

16.25 Further Assurance. The parties, from time to time, after the Closing Date, shall do such things and execute and deliver any instruments, agreements or other documents reasonably requested by the other which are necessary or convenient in order to evidence or confirm any of the agreements of the parties hereunder or to effectuate any of the provisions of this Agreement; provided that in connection therewith a party shall not be obligated to incur any expense, cost, liability or obligation, or to waive or release any right or privilege. This provision shall survive the Closing.

16.26 Buyer’s Principals. At the option of Seller, notwithstanding that this Agreement and/or the Lease has been executed and delivered by Buyer and Seller, Seller may cancel and terminate this Agreement and the Lease at any time unless and until Buyer’s Principals have executed this Agreement as set forth below and have executed the guaranty of the Lease, and have delivered such executed instruments to Seller.

16.27 Seller’s Rights to Commence or Maintain Litigation. Anything in this Agreement to the contrary notwithstanding, if Seller (a) is obligated to indemnify Buyer (or any other person) under this Agreement, pursuant all Section 7.1(a)(ii) or otherwise or (b) is entitled to any portion of any rent or additional rent or other amount owed by any tenant under a Lease, Seller (before and/or after the Closing) reserves the right to commence and/or continue any and all appropriate legal proceedings to defend and/or prosecute any claims, actions and/or suits (including, without limitation, to defend any claims or other matters respecting which Seller is obligated to indemnify Buyer and/or any other person, and/or, as the case may be, to collect amounts claimed to be due Seller), and Buyer agrees to cooperate with Seller, at Seller’s sole (but reasonable) cost and expense, in connection with such proceedings, actions and suits, provided, that, if under applicable law it is necessary to use Buyer’s name in order to commence or maintain any such proceedings, actions or suits, Buyer shall, at Seller’s request and sole (but reasonable) cost and expense, commence and maintain such proceedings, actions and suits at the direction of Seller and shall otherwise freely cooperate with Seller in connection therewith. In addition, if in accordance with the provisions of this Agreement, if Buyer shall commence any legal action to collect any amounts due from a tenant under a Lease and such tenant shall also owe amounts which Seller shall be entitled to receive pursuant to the provisions of this Agreement, then, at Seller’s option, Buyer shall include in Buyer’s legal action the claim for amounts due to Seller, and Seller shall reimburse Buyer for a portion of the reasonable and actual out-of-pocket legal fees and disbursements incurred by Buyer in prosecuting such action in an amount equal to the total amount of such fees and disbursements multiplied by a fraction, the numerator of which is the total amount realized by Seller in such action and the denominator of which is the total amount realized by Seller and Buyer in such action. This provision shall survive the Closing.

16.28 Agreement subject to Kroll Inc. Report.

(a) Buyer acknowledges, that, with the consent of Buyer’s Principals, Seller has requested that Kroll Inc. or an affiliate of Kroll Inc. conduct background investigations concerning Buyer’s Principals and provide reports of such investigations (“Kroll Reports”).

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(b) In the event that any of the Kroll Reports include any information concerning any of Buyer’s Principals that Seller, in Seller’s reasonable judgment, deems of such nature that Seller’s reputation could be adversely affected by engaging in a transaction with any of Buyer’s Principals or otherwise being associated with any of Buyer’s Principals, then Seller shall have the right to terminate this Agreement by notice to Buyer, in which event (provided that Buyer shall not be in default under this Agreement) the Contract Deposit shall be promptly refunded to Buyer and this Agreement shall thereupon be deemed terminated and become void and of no further effect, and neither party hereto shall have any obligations of any nature to the other hereunder or by reason hereof, except for those provisions that expressly survive such termination; provided, however, that Seller must give notice to Buyer exercising its rights under this subsection (b) to terminate this Agreement under this Section 16.28 not later than the date ten (10) days after receipt by Seller of the last of the Kroll Reports concerning Buyer’s Principals to be received by Seller. Seller agrees that promptly upon receipt by Seller of a Kroll Report concerning a Buyer’s Principal, Seller shall send a copy of such report to such Buyer’s Principal.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:		BUYER:

WO GRAND HOTEL, LLC		350 PLEASANT VALLEY HOTEL ASSOCIATES, L.L.C.

By	WILSHIRE ENTERPRISES, INC.,
	Managing Member	By	_______________________
Name:_______________
Title: Managing Member
By
Daniel C. Pryor, President

The undersigned have signed this document personally to confirm their agreement to the provisions of Section 3.3, Section 3.4, Section 5.1(c), Section 8.5, Section 8.6, Section 9.4(b), Section 10.1, Section 11.4, Section 11.5, Section 11.6, Section 11.7, Section 11.9, Section 13.2, Section 16.5, Section 16.18, and Section 16.24, and to each other provision of this Agreement which provides for a liability or obligation on the part of Buyer’s Principals. The undersigned may execute below in counterparts and/or by facsimile signatures, which shall be as binding as original signatures.

_____________________
David Weiss
Date:_____________

_____________________
Daniel Sawicki
Date:_____________

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ANNEX A

DEFINITIONS
(a) “Additional Contract Deposit:” shall have the meaning set forth in Section 4.1.

(b) “Advance Deposits:” All deposits under or with respect to the Leases, Guest Bookings and Occupancy Agreements, whether in cash, by way of letter of credit or otherwise and held as security for the performance of the obligations of the parties to the Leases, Guest Bookings or Occupancy Agreements.

(c) “Affidavit of Title:” shall have the meaning set forth in Section 9.2.

(d) “Air Conditioning Agreement:” Individually and collectively, (1) Lease Agreement between WOHA and Triumphe Leasing Network, Inc. (“Triumph”), dated December 12, 2003, (2) Lease Agreement between WOHA and Triumphe dated December 10, 2003, and (3) Lease Agreement between WOHA and Triumphe dated December 10, 2003, respecting the air conditioning units specified in such agreements.

(e) “Assignment and Assumption of Contracts:” shall have the meaning set forth in Section 9.2.

(f) “Assignment and Assumption of Leases:” shall have the meaning set forth in Section 9.2.

(g) “Assignment and Assumption of Ownership Interests:” shall have the meaning set forth in Section 9.2.

(h) “Assignment and Assumption of Permits:” shall have the meaning set forth in Section 9.2.

(i) “Bill of Sale:” shall have the meaning set forth in Section 9.2.

(j) “Business Day:” Any Monday through Friday that is not a New Jersey State or Federal holiday for which financial institutions or post offices are generally closed in the State of New Jersey.

(k) “Buyer Parties:” shall mean Buyer, its officers, directors, members, shareholders, owners, partners, principals (including without limitation, Buyer’s Principals), representatives, employees, consultants, contractors, and agents, and their respective successors and assigns.

(l) “Buyer’s Principals:” shall have the meaning set forth in Section 3.4.

(m) “Buyer’s Operator:” shall have the meaning set forth in Section 11.5.

(n) “Casualty:” shall have the meaning set forth in Section 16.4.

(o) “Certificates:” shall have the meaning set forth in Section 11.4(b).

(p) “Closing:” shall have the meaning set forth in Section 9.1.

(q) “Closing Adjournment Payment:” shall have the meaning set forth in Section 9.1.

(r)  “Closing Date:” shall have the meaning set forth in Section 9.1.

(s) “Contract Deposit:” shall have the meaning set forth in Section 4.1.

(t) “Conveyance Tax Documents:” shall have the meaning set forth in Section 9.2.

(u) “Cut-Off Time:” 11:59 a.m. (Eastern Standard Time) on the day prior to the Closing Date.

(v) “Deed:” The bargain and sale deed without covenants against grantor’s acts, pursuant to which Seller shall to convey title to the Property to Buyer, in substantially the form attached hereto as Exhibit B.

(w) “Depositors:” shall have the meaning set forth in Section 11.3.

(x) “Environmental Law:” all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), the Industrial Site Recovery Act, as amended (N.J.S.A. 13:1K-6 et seq.), the New Jersey Spill Compensation and Control Act, as amended (N.J.S.A. 58:10-23.11b et seq.), the New Jersey Underground Storage of Hazardous Substances Act, as amended (N.J.S.A. 58:10A-21 et seq.), the New Jersey Water Pollution Control Act, as amended (N.J.S.A. 58:10A-1 et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes, and all regulations and requirements promulgated in connection with any of the foregoing, all as same may hereafter be amended or modified.

(y) “FF&E:” All items of tangible personal property to the extent owned by Seller which are affixed to or installed in and used in connection with the Hotel, including, without limitation, all Inventory, machinery, vehicles (if any), furniture, furnishings, artwork (if any) and other decorative items, televisions, radios, VCRs (if any) and other consumer electronic equipment (if any), telecommunications equipment (if any), computer equipment (if any), all other equipment, plans (if any), specifications (if any), guaranties and warranties (if any), and supplies, marketing materials (if any).

(z) “Fund:” Initially One Million Dollars ($1,000,000.00), to be deposited by Buyer with Seller as provided in this Agreement; the amount of the Fund shall be reduced as the Fund shall be disbursed and applied as provided in the Operating Lease

(aa) “Fund Account”: shall have meaning set forth in Section 4.1.

(bb) “Fund Improvements”: All improvements made to the Property during the term of the Operating Lease which satisfy all of the following criteria: (i) costs of such improvements should be capitalized in accordance with generally accepted accounting practices, and (ii) the costs of such improvements are paid for out of the Fund or reimbursed out of the Fund pursuant to the Operating Lease.

(cc) “Governmental Authority:” Any federal, state, county or other governmental department, entity, authority, commission, board, bureau, court, agency or any instrumentality of any of the foregoing.

(dd) “Guest Bookings:” Guest or room bookings of transient guests.

(ee) “Guest Bookings Report:” shall have the meaning set forth in Section 11.8.

(ff) “Guest Ledger:” shall have the meaning set forth in Section 10.1(g).

(gg) “Hazardous Material:” (i) those substances currently or hereafter included within the definitions of any one or more of the terms “hazardous materials”, “hazardous wastes”, “hazardous substances”, “industrial wastes”, and “toxic pollutants”, as such terms are defined under the Environmental Laws or any other Legal Requirement, or any of them, (ii) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof oil, crude oil, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (v) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (vi) radon and other radioactive materials, (vii) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, (viii) any flammable or explosive materials, solid wastes, asbestos and asbestos-containing materials, biologically hazardous wastes, mold, hazardous wastes or substances or toxic wastes or substances, including, without limitation, (ix) any other material or substances whose use, storage, handling or disposal is regulated by a Legal Requirement, and (x) any other substance with respect to which any Environmental Law, other Legal Requirement or governmental authority requires environmental investigation, monitoring or remediation.

(hh) “Hotel” or “Improvements:” All buildings, improvements and fixture on the Land at which the hotel known as “Wilshire Grand Hotel” , having the address of 350 Pleasant Valley Way, Township of West Orange, Essex County, New Jersey, is operated (excluding, however, any improvements or fixtures which are (1) owned or leased by any tenants or occupants under leases, or (2) are leased under service contracts).

(ii) “Hotel Employees:” shall have the meaning set forth in Section 7.1.

(jj) “House Funds:” shall have the meaning set forth in Section 10.1(g).

(kk) “Initial Contract Deposit:” shall have the meaning set forth in Section 4.1.

(ll) “Intangible Property:” All intangible property to the extent owned by Seller solely in connection with the management, maintenance, repair and operation of the Hotel and other Property, including, without limitation, (i) good will, the trade name “Wilshire Grand Hotel” (but only to the extent, if any, owned by Seller; and not including the name “Wilshire” in connection with any other business or usage other than the Hotel), signage and other identifying material associated with the Hotel and other Property, (ii) the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent freely assignable), (iii) warranties, guaranties, and indemnities from architects, contractors, suppliers and others, if any (to the extent freely assignable), (iv) surveys, engineering reports and other technical information relating to the Real Property or Improvements, if any (to the extent freely assignable), (v) website programs and access and domain names including without limitation, CAD drawings, graphics, names, marks, artwork, concepts, designs, artwork, and blueprints and text, if any, to the extent the same relate solely to the Hotel (to the extent freely assignable), and (vi) other property, if any, owned by Seller relating solely to the design, construction, ownership, use, leasing, maintenance, service, or operation of the Real Property or any of the items listed in this subsection, provided Intangible Property shall not include cash, bank deposits and accounts receivable.

(mm) “Inventory:” All merchandise, goods, materials, supplies, inventory and other items owned by Seller and used solely for the operation and maintenance of guest rooms, guest services, restaurants, lounges, swimming pool (if any), health clubs and spa (if any), and other common areas and recreational areas (if any) located within or relating to the Improvements, including but not limited to (i) all food and beverage (alcoholic and non-alcoholic inventory), if any, including, without limitation, items used for in-room service bars and mini-bars, if any, and any such items as may be owned by the holder of the Liquor License, if any, specifically excluding all food and beverage (alcoholic and non-alcoholic inventory), if any, including, without limitation, items used in-room service bars and mini-bars and any such items as may be owned by the Restaurant Tenant and/or Operating Tenant; (ii) all inventory, if any, maintained in any gift shop or other retail store, if any located on the Real Property, except for inventory maintained by a tenant, (iii) office supplies and stationery; (iv) advertising and promotional materials, if any; (v) towels, washcloths, mattresses, pillows, linens, blankets and bedding, if any; (vi) cleaning, paper and other supplies; (vii) napkins and tablecloths, china, crystal, dishware, glassware, silverware, flatware and other dinnerware, kitchen appliances, cookware and other cooking utensils, if any, (viii) upholstery material, carpets, rugs, and furniture; (ix) engineers’ supplies, paint and painter’s supplies, if any; (x) employee uniforms, if any; and (xi) all cleaning and maintenance equipment supplies for common areas and recreational areas, if any. The foregoing notwithstanding, Inventory shall not include (x) any merchandise, goods, materials, supplies, inventory and other items owned by Restaurant Tenant, Operating Tenant or any other tenant or (y) any alcoholic beverages or alcoholic inventory unless it shall be lawful for Seller to sell and transfer same to Buyer).

(nn) “ISRA:” shall have the meaning set forth in Section 15.1.

(oo) “ISRA Compliance Instrument:” shall have the meaning set forth in Section 15.1.

(pp) “Kroll Reports:” shall have the meaning set forth in Section 16.28.

(qq) “Land:” That certain parcel of land located in West Orange, New Jersey, as more particularly described on Schedule B attached hereto and made a part hereof, including all covenants, easements and restrictions affecting the Land, together with all other (if any) property rights, tenements, rights-of-way, development rights (including, without limitation, excess floor area rights), air rights, entitlements, unused densities, privileges and appurtenances thereto, if any; all leases, rents and profits derived therefrom; all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, highway or avenue, open or proposed, public or private, in front of or adjoining all or any part of the Land to the centerline thereof; all right, title and interest of Seller, if any, in and to unpaid award of payment which may now or hereafter be payable in respect of any taking by condemnation of any portion of the Land or Improvements by any Governmental Authority; and all right, title and interests of Seller, if any, in and to any unpaid award for damage to the Land or any part thereof by reason of change of grade of any street, road, highway or avenue adjacent to the Land; all rights, if any, to utility connections and hook-ups; and all strips and gores adjoining and adjacent to the Land.

(rr) “Lease Files:” Files for all tenants of the Property other than the Operating Tenant, including, without limitation, to the extent in the possession of Seller, each Lease (other than the Operating Lease) and all correspondence pertaining to each Lease (other than the Operating Lease).

(ss) “Leases:” The leases, licenses to enter and use premises or occupancy agreements (other than the Occupancy Agreements but including the Restaurant Lease) between Seller (or Seller’s predecessor) or Seller’s Manager on behalf of Seller and any tenants, licensee or occupants with respect to the Property, together with all amendments, modifications, terminations, guaranties, certificates of occupancy, any letter agreements, riders thereto or thereof.

(tt) “Leasing Commission Agreement:” All commission, brokerage or similar agreements pertaining to the Leases.

(uu) “Legal Requirement.” Any law, enactment, statute, code, ordinance, order, rule, regulation, rule, regulation, judgment, decree, writ, injunction, authorization, covenant, condition, restriction or agreement, or other direction or requirement of any Governmental Authority, which pertains to the Property or any portion thereof or to the ownership, use, operation, maintenance, possession, construction, reconstruction, repair or alteration of the Property or any portion thereof.

(vv) “Liquor License:” shall have the meaning in Section 11.5.

(ww) “Management Agreement:” The Hotel Management Agreement dated as of June 2, 2005, between Seller, as owner, and Horizon Hotels Limited, as operator, as manager, as same may have been or may be amended.

(xx) “Masessa:” shall mean Jeffrey T. Masessa, an individual, and/or any corporation, association, partnership, limited partnership, limited liability company, joint ventures, proprietorship or other entity that any time (i) was or is, directly or indirectly, in whole or in part, owned by Jeffrey T. Masessa, and/or (ii) was or is, directly or indirectly, in whole or in part, controlled or operated by Jeffrey Masessa or affiliated with Jeffrey Masessa,

(yy) “Masessa Rights Agreement:” shall mean the certain Agreement dated as of June 2, 2005, by and among Jeffrey T. Masessa, WO Grand Hotel, LLC, Proud Three, LLC and Wilshire Enterprises, Inc., as same may have been or may be amended.

(zz) “Masessa Release:” shall have the meaning set forth in Section 5.2.

(aaa) “Material Casualty:” shall have the meaning set forth in Section 16.4.

(bbb) “Material Taking:” shall have the meaning set forth in Section 16.4.

(ccc) “NJDEP:” shall have the meaning set forth in Section 15.4.

(ddd) “Notices to Tenants and Service Providers:” shall have the meaning set forth in Section 9.2.

(eee) “Non-Material Casualty:” shall have the meaning set forth in Section 16.4.

(fff) “Non-Material Taking:” shall have the meaning set forth in Section 16.4.

(ggg) “Occupancy Agreement Report:” shall have the meaning set forth in Section 9.2.

(hhh) “Occupancy Agreements:” All occupancy agreements, “trade-out agreements”, advance booking agreements, events, banquet room and convention reservation agreements and similar agreements or commitments, if any, other than the Leases and Guest Bookings, demising space and providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of the Real Property, together with all amendments, modifications, renewals and extensions thereof and all guarantees by third parties of the obligation of the holder of the occupancy right.

(iii) “Operating Lease:” The certain lease of even date hereof between Seller, as Landlord, and Pleasant Valley 350 Catering Associates, L.L.C., as Tenant, respecting the catering facility at the Property, pursuant to which the Operating Tenant shall lease and operate the catering facility at the Property.

(jjj) “Operating Tenant:” The tenant under the Operating Lease.

(kkk) “Owner’s Title Policy:” The owner’s policy of title insurance to be issued to Buyer by the Title Company.

(lll) “Ownership Evidence:” shall have the meaning set forth in Section 16.11.

(mmm) “Permits:” All licenses and permits granted by any Governmental Authority and owned or held by Seller and used in or relating to the current ownership, occupancy or operation of the Hotel by Seller, and not subject to a Lease, including, without limitation, certificates of occupancy (if any), elevator permits (if any), hotel occupancy permits (if any), zoning variances (if any), business licenses and liquor licenses (if any), which are freely capable of assignment by Seller to Buyer in accordance with the terms of this Agreement.

(nnn) “Personal Property:” Collectively, FF&E, Inventory, Records, Lease Files, Advance Deposits, Occupancy Agreements, Guest Bookings and Intangible Property.

(ooo) “Property:” shall have the meaning set forth in Section 2.

(ppp) “Property Reports:” shall have the meaning set forth in Section 3.1(d).

(qqq) “Prorations” shall have the meaning set forth in Section 10.3.

(rrr) “Purchase Price” shall have the meaning set forth in Section 4.2(a).

(sss) “Purchase Price Balance” shall have the meaning set forth in Section 4.2(b).

(ttt) “Real Property:” Collectively, the Land and the Improvements.

(uuu) “Records:” All books, ledgers, records, correspondence and other files, whether paper or electronic (and including any accounting, database or other record-keeping software used in connection with such records and files which Seller owns and may freely transfer or may otherwise freely transfer), to the extent in the possession of Seller at the time of the Closing, which have been received or generated and maintained in the course of the operation, maintenance or repair of the Hotel, promotional material, telephone exchange numbers (to the extent freely assignable) (if any), guest and tenant data (if any), sales files and market studies (if any), and other materials of any kind (if any) which are used by Seller solely in connection with the ownership and operation of the Real Property.

(vvv) “Reimbursable Amounts:” shall have the meaning set forth in Section 16.4.

(www) “Required Payment Lien Cap:” shall have the meaning set forth in Section 6.2(b).

(xxx) “Required Payment Liens:” shall have the meaning set forth in Section 6.2(b).

(yyy) “Restaurant Lease:” The certain Agreement of Lease between West Orange Catering Associates, L.L.C., as Landlord, and Dominick Enterprises, Inc. and/or Dominick Casolaro, as tenant, dated February 19, 2004 respecting certain premises at the Improvements.

(zzz) “Restaurant Tenant:” The tenant under the Restaurant Lease.

(aaaa) “Sales Tax Documents:” shall have the meaning set forth in Section 9.5.

(bbbb) “Scheduled Closing Date:” shall have the meaning set forth in Section 9.1.

(cccc) “Seller Parties:” shall mean Seller, its officers, directors, members, shareholders, owners, partners, principals, representatives, employees, consultants, contractors, and agents, and their respective successors and assigns.

(dddd) “Seller’s Title Objection Election Notice:” shall have the meaning set forth in Section 6.2(b).

(eeee) “Seller’s Manager:” Horizon Hotels Limited.

(ffff) “Seller’s Verification Notices:” shall have the meaning set forth in Section 11.3.

(gggg) “Service Contracts:” Other than the Restaurant Lease, Management Agreement and all other Leases for occupancy, the service, supply, maintenance, construction, financing, leasing, equipment financing and other contracts entered into by Seller (or Seller’s predecessor) or on behalf of Seller by Seller’s Manager, or assumed or accepted by Seller when Seller acquired the Property, affecting the Property, or otherwise in effect in respect of Personal Property at the Property, including without limitation, equipment leases and credit card company agreements, if any.

(hhhh) “Service Contract Schedule:” shall have the meaning set forth in Section 7.1(e).

(iiii) “Settlement Statement:” shall have the meaning set forth in Section 9.2.

(jjjj) “Specified UCC’s:” shall have the meaning set forth in Section 6.2(g).

(kkkk) “Strauss Employment Agreement:” shall have the meaning set forth in Section 9.3.

(llll) “Taking:” shall have the meaning set forth in Section 16.4.

(mmmm) “Testing:” shall have the meaning set forth in Section 3.4.

(nnnn) “Title Company:” shall mean Fidelity Title Insurance Company or Stewart Title Insurance Company.

(oooo) “Title Objections:” shall have the meaning set forth in Section 6.2(a).

(pppp) “Title Report:” shall have the meaning set forth in Section 6.2(a).

(qqqq) “Title Report Objection Date:” shall have the meaning set forth in Section 6.2(a).

(rrrr) “Title Report Objection Notice:” shall have the meaning set forth in Section 6.2(a).

(ssss) “Title Review Expiration Date:” 5:00 pm Eastern Standard Time on the 21st day after the Effective Date (or the next succeeding Business Day if such day is not a Business Day).

(tttt) “Title Review Period:” The period commencing on the Effective Date and expiring on the Title Review Expiration Period.

(uuuu) “Unexpended Fund Balance:” shall have the meaning set forth in Section 4.2(c)..

SCHEDULE A

Intentionally Omitted

SCHEDULE B

Land Description

The Land is described on the next following page.

DESCRIPTION

TC-32909

REVISED 05/12/2005

BEING ALL that tract or parcel of land and premises, situated, lying and being in the Township **of** West Orange, **County of** Essex **State of** New Jersey **and being more particularly described as follows:**

BEGINNING at a point at the intersection of the southeasterly sideline of Pleasant Valley Way with the northeasterly sideline of Kenz Terrace, said sideline of Pleasant Valley Way having been established by the Essex County Highway Department, and shown on Acquisition Map 6-E-6; thence

(1) Northeasterly along said sideline of Pleasant Valley Way, along a curve to the right having a radius of 915.37 feet, an arc distance of 42.12 feet to a point of tangency; thence

(2) Still along said sideline North 37 degrees 13 minutes 10 seconds East, a distance of 826.17 feet to a point on the rear line of lots fronting on Ronald Terrace, said point being 137.93 feet southwesterly from the southwesterly sideline of Ronald Terrace; thence

(3) South 50 degrees 29 minutes 50 seconds East a distance of 99.97 feet to a point; thence

(4) South 51 degrees 56 minutes 18 seconds East a distance of 737.40 feet to a point; thence

(5) South 36 degrees 34 minutes 36 seconds West a distance of 501.16 feet to a point; thence

(6) North 69 degrees 08 minutes 50 seconds West a distance of 359.64 feet to a point; thence

(7) North 60 degrees 23 minutes 50 seconds West a distance of 367.40 feet to a point; thence

(8) South 37 degrees 13 minutes 10 seconds West 148.55 feet to a point; thence

(9) South 31 degrees 38 minutes 31 seconds West 35.70 feet to a point on the northwesterly sideline of Kenz Terrace; thence

(10) North 60 degrees 23 minutes 50 seconds West 137.32 feet to a point on the southeasterly sideline of Pleasant Valley Way and the point and place of BEGINNING.

NOTE: Being Lot(s) 1428, **Block** 152.22, **Tax Map of the** Township of West Orange, **County of** Essex.

NOTE: Lot and Block shown for informational purposes only.

SCHEDULE C

SERVICE CONTRACTS IN EXISTENCE AS OF THE DATE OF THE AGREEMENT

1. Monitoring Agreement with Alcatraz Security Systems, Inc. (three separate accounts).

2. Intentionally Omitted

3. Copy Machine Lease with Citicorp Vendor Finance, Inc.

4. Master Lease Agreement (financing agreement) in respect of vehicle made among TEAM Leasing, L.L.C. (“Team”), West Orange Hotel Associates, L.L.C. (“WOHA”) and J.T. Mase & Co., Inc. (“Mase”), dated October 2, 2003, assigned by Team to American Finance Company.

5. Kitchen equipment Lease (financing agreement) between Team, WOHA and Mase,

6. The Air Conditioning Agreement.

7. Agreement between LogeNet Entertainment Corporation and WOHA, dated July 7, 2003, respecting satellite television services, together with separate agreement whereby LodgeNet provides “guest pay programming.”

8. Software License and Maintenance Agreement dated June 14, 2001 between UniFocus, L.P. and J.T. Mase Property Management Corp.

9.  Website hosting agreement between WOHA and Lars & Associates.

10. Elevator service Agreement between Payton Elevator Company, Inc. and WOHA, dated Septemeber 1, 2004.

11. Intentionally Omitted

12. Landscape Contract with D. Torluccion Landscaping, LLC.

SCHEDULE D

CERTAIN PERMITTED EXCEPTIONS

1. Liens for taxes, assessments and other charges to be apportioned or adjusted pursuant to this Agreement.

2. Easements contained in Deed Book 4272, Page 541 to Public Service Electric and Gas Company and/or New Jersey Bell Telephone Company.

3. Boundary Agreement recorded in Deed Book 4460, Page 175.

4. Easement and right of way recorded in Deed Book 5055, Page 555 and Deed Book 181, Page 354.

5. Easement in Deed Book G82, Page 20.

6. 20 foot and 15 foot sanitary sewer easements shown on Tax Map of the Land, and all other matters shown on the Tax Map of the Land.

8. The Leases and the Service Contracts.

9. All financing statements, UCC’s and other notices concerning any equipment financing agreements and/or equipment financing leases which are to be assumed by or assigned to Buyer pursuant to this Agreement.

10. Any and all catering contracts and Occupancy Agreements (if any) in existence as of the Closing for an event which occurs after the Closing.

11. The matters on Schedule H.

12. The Specified UCC’s, provided that if Buyer shall procure title insurance at the Closing, the Title Company shall be willing to omit same from Buyer’s title insurance policy at the Closing or provide affirmative insurance that such UCC financing statements will not be collected out of the Property (it being understood that Seller shall have the right, but not the obligation, to pay any additional premium charged by the Title Company for providing such affirmative insurance).

SCHEDULE E

PROPERTY REPORTS

Item 1.  Property Condition Assessment, 4-19-05 Draft, Wilshire Grand Hotel, West Orange, New Jersey prepared by O & S Associates, Consulting Engineers.

Item 2:  Essex County Regional Health Commission Files re: Property at Town & Campus of West Orange, 350 Pleasant Valley Way, West Orange, New Jersey.

• Facility Survey Report - 6/16/1997, prepared by Essex County Inspector

• Suburban Regional Health Commission Form Permit Application - 6/26/1992

• Emission Source Application Data Sheet - 6/10/1992, prepared by Robert Koy, Treasurer

• Suburban Regional Health Commission Certificate of Registration for Sources of Air Emissions - January 1, 1992 to December 31, 1996, Issue Date: 6/26/1992

Item 3:  User Furnished Information

• Letter to J.T. Mase Construction Company, Inc. from Dore LaPosta, Director, Division of Enforcement and Compliance Assistance, U.S. Environmental Protection Agency dated 6/1/2004 Re: Section 114 Letter Reference No. CAA 02 2004 1492 Requirements

• Response Letter to Air Compliance Branch, Division of Enforcement and Compliance Assistance, U.S. Environmental Protection Agency - Region 2, from J.T. Mase Construction Company, Inc. dated 2/7/2005 Re: Section 114 Letter Reference No. CAA 02 2004 1492 Compliance Order

• NJ Department of Health Report of Inspection dated 2/7/2005 - Unsatisfactory

• Enclosure 1 - Information Request Under the Clean Air Act (with Responses) - no date

• U.S. Environmental Protection Agency - J.T. Mase Construction Company Answers to Enclosure II - no date (with Exhibits)

• Exhibit 1 - Notification of Asbestos Abatement dated 7/9/2001

• Exhibit 2 - PLM Bulk Asbestos Report dated 7/9/2001

• Exhibit 3 - Summary of Bulk Asbestos Analysis Results

• Exhibit 4 - Airborne Fiber Analysis - 7/20/2001

• Exhibit 5 - Certificate of Completion - Asbestos Removal - 7/27/2001

• Exhibit 6 - Asbestos Waste Shipment Record

• Exhibit 7 - Notification of Asbestos Abatement - 8/15/2003

• Exhibit 8 - Asbestos Bulk Sampling Report

• Exhibit 9 - NJ Department of Health Report Inspection - 8/6/2003

• The Whitman Companies, Inc. Phase I Environmental Site Assessment dated
5/24/2004 details existing Conditions of 350 Pleasant Valley Way, West Orange, Essex County, New Jersey

• attaches References - maps

• Property Condition Assessment of Wilshire Grand Hotel - Draft - 4/19/2005

• Performed by O & S Associates

• Construction Permit Notice & Permit - 6/4/2001 - for 350 Pleasant Valley Way

• Tree Permit Application - 6/12/2001 - 350 Pleasant Valley Way

• Permit Updates - with attached application for 350 Pleasant Valley Way

• Building Subcode (dated 11/16/01)

• Fire Subcode (dated 9/30/02)

• Plumbing Subcode (dated 9/12/02)

• Electrical Subcode (dated 7/15/02(?))

• Letter to Environmental Energy Consultants from The Trust Co. of New Jersey dated 12/28/1990 Re: Town & Campus ECRA Walk-through

• Letter to The Trust Co. of New Jersey from EEC Environmental, Inc. dated 3/7/1991 Re: Results of Environmental Site Inspection for Town & Campus, Inc., 350 Pleasant Valley Way

• Attachment A - Klepp’s October 1989 Tank Removal Operation Report

• Appendix A - Tank Registrations

• Appendix B - Removal and Abandonment Permits

• Appendix C - Soil Sample and Decontamination Procedures

• Appendix D - Laboratory Analyses

• Invoice from EEC Environmental to Trust Co. of New Jersey for professional services - $1,500.00

Item 4:  EDR Radius Search Report

• Environmental Data Resources, Inc. Manual - “The Standard in Environmental Risk Management Information” - 4/8/2005

• Environmental Data Resources, Inc. Manual - “The Standard in Environmental Risk Management Information” - 5/12/2005

Item 5:  Asbestos Containing Materials Rules for Buildings Constructed Before 1981 (OSHA)

Item 6:  Statement of Qualifications - Lindsay Blount, Environmental Scientist

Item 7:  Property Condition Assessment, dated April 19, 2005, concerning the Wilshire Grand Hotel, prepared by O&S Associates Consulting Engineers, together with Amendment No. 1 to such report, dated May 31, 2005

Item 8:  Phase I Environmental Site Assessment for 350 Pleasant Valley Way, dated May 24, 2005, prepared by The Whitman Companies, Inc.

Item 9:  Letter, dated June 1, 2004, from United States Environmental Protection Agency to Jeffrey T. Masessa, referring to Section 114 Letter Reference No. CAA-02-2004-1492

Item 10: Letter from J.T. Mase Construction Company, Inc. to Kenneth Eng, Branch Chief, dated February 7, 2005, concerning Section 114 Letter Reference No. CAA-02-2004-1492, with inspection reports attached and also attached:

▪	Information Requests under the Clean Air Act with Enclosures I and II

▪	Documentation concerning asphalt shingles without piping for thermal insulation and construction permit notices and updates

Item 11: Email notice, dated May 2, 2005, from Michelle Novak Bost of The Whitman Companies, Inc. to Dan Pryor, with attached emails dated May 1, 2005, April 21, 2005

Item 12: Letter dated April 22, 2005 from Michelle N. Bost of The Whitman Companies, Inc. to Dan Pryor

Item 13: Letter dated May 3, 2005 from Lindsay Blount of The Whitman Companies, Inc. to Dan Pryor with attached email from Michelle Novak Bost, dated April 21, 2005, second attached email from Michelle Novak Bost dated April 21, 2005, and attached email from Dan Pryor to Michelle Novak Bost dated May 2, 2005

Item 14: Email from Michelle Novak Bost to Dan Pryor, dated May 2, 2005, with attached emails from Dan Pryor to Michelle Novak Bost dated May 1, 2005, April 22, 2005 and April 21, 2005

Item 15: Email from Dan Pryor to Michelle Novak Bost dated May 1, 2005 with attached emails from Michelle Kovak Bost dated April 22, 2005 and April 23, 2005

Item 16: 2004-2005 Preliminary Tax Bill of Block 152.22, Lot 1428

Item 17: Income Statement of West Orange Hotel Associates, LLC for the 12 Periods Ended December 31, 2004

Item 18: Horizon Hotels Budget for second quarter, 2005

Item 19: Memo dated April 8, 2005 to Dan Pryor from David L. Strauss attaching Capital Expenditures for 2005, 2006 and 2007

Item: 20: Memo dated April 7, 2005 to Dan Pryor from David L. Strauss attaching 12 Month Rolling-Occupancy/ADR

Item 21: Memo dated May 31, 2005 to Dan Pryor/C. Olcott from David L. Strauss attaching outline of Operational Issues

Item 22: Letter dated August 27, 2003 to Susan Borg of the West Orange Planning Board from Peter Scarpelli of the County of Essex Department of Public Works concerning application of West Orange Catering

Item 23: Three temporary Certificates of Occupancy/Compliance: (i) one concerning the Banquet Halls and dated March 4, 2004, (ii) one concerning the Wilshire Grande Hotel and dated July 31, 2003, and (iii) one concerning Primavera Restaurant and dated June 30, 2004

Item 24: Waldor Agency Insurance quote for umbrella liability insurance dated May 31, 2005 for Wilshire Grand Hotel

Item 25: Letter to Daniel Pryor from Barry R. Mandelbaum, Esq. dated June 30, 2004 enclosing a copy of the Lease Agreement for the Primavera Restaurant

SCHEDULE F

OCCUPANCY AGREEMENTS

See following pages

2005 CATERING AFFAIRS

Banquet	Type	Date	Liquor (Y/N)

Hershkowitz Party	Barmitzvah	10/1/05	N

UMDNJ	Lunch Meeting	10/15/05	N

POA	Business Meeting	10/19/05	N

Travel Impressions	Travel Expo	10/26/05	Y

Kraus Hamlet	Wedding	10/29/05	Y

Rooney Party	Sweet 16	11/4/05	Y

Pecknay Party	Batmitzvah	11/12/05	Y

POA	Business Meeting	11/16/05	N

Blassberg Party	Wedding	11/26/05	Y

Continental Systems	Holiday Party	12/9/05	Y

Spurling Party	Batmitzvah	12/17/05	Y

2006 CATERING AFFAIRS

Banquet Functions For 2006.			Liquor (Y/N)

Garfinkel Barmitzvah	1/7/06	Richfield Regency	Y

American Savings Meeting	1/19/06	Inhouse	N

Buchbinder Barmitzvah	2/10-2/12/06	Total Event	Y

Schwartz Barmitzvah	3/4/06	Total Event	Y

Glinn Barmitzvah	4/23/06	Richfield Regency	Y

Freeman Wedding	5/28/06	TBD	Y

Wilder Barmitzvah	6/3/06	Richfield Regency	Y

Miller Barmitzvah	6/10/06	Richfield Regency	Y

Berkowitz Barmitzvah	10/28-29/06	Prestige	Y

SCHEDULE G

Intentionally Omitted

SCHEDULE H

LITIGATION  AND OTHER PROCEEDINGS

1. Summons issued to Owner’s predecessor for failure to install fence along northerly property line and failure to maintain an outbuilding.

2. Claims by AssaBloy VingCard, Inc. for amounts allegedly due in connection with the key entry system at the Hotel (and possible actions relating thereto).

3. United States Environmental Protection Agency Compliance Order (CAA-02-2005-1011) and Section 114 Letter (CAA-02-2004-1492).

4. Alan Party Rentals vs. Wilshire Grand Hotel

Superior Court of New Jersey
Law Division: Essex County
Special Civil Part
Docket No. DC 3755-05

5. Incident report filed by Wilshire Hotel guest, Brooke Bailey, on or about
February 22, 2005, alleging she grabbed a paper towel in the ladies Bathroom and was pricked by a hypodermic needle wrapped in the paper Towel.

6. Solis vs. West Orange Hotel Associates, et al.

Superior Court of New Jersey
Law Division, Essex County
Docket No. ESX-L-8826-04.

7. Moghul Caterers vs. J.T. Mase d/b/a Wilshire Grand Hotel

Superior Court of New Jersey
Law Division, Morris County
Special Civil Part
Docket No. 003014-05.

8. Euro Waiters, LLC vs. Wilshire Grand Hotel

Superior Court of New Jersey
Law Division, Essex County
Special Civil Part, Docket No. SC-1881-05.

EXHIBIT A

Intentionally Omitted

EXHIBIT B

DEED

DEED This Deed is made as of ___________ ____, 2005	Prepared By: ______________________________ MARK B. ROSENMAN , ESQ.

BETWEEN

WO GRAND HOTEL, LLC, a New Jersey limited liability corporation, whose address is c/o Wilshire Enterprises, 1 Gateway Center, Newark, New Jersey 07102.

referred to as the Grantor,

AND

__________________________, a ___________________limited liability company, whose address is _______________________________,

referred to as the Grantee.

The words "Grantor" and "Grantee" shall mean all Grantors and all Grantees listed above.

Transfer of Ownership. The Grantor grants and conveys (transfers ownership of) the property described below to the Grantee. This transfer is made for the sum of [___________________________________________] and __/100 ($__________._)) Dollars. The Grantor acknowledges receipt of this money.

Tax Map Reference. (N.J.S.A. 46:15-1.1) Township of West Orange, County of Essex
Block Number 152.22, Lot Number 1428

Property. The property consists of the land and all the buildings and structures on the land in the Township of West Orange, County of Essex and State of New Jersey. The legal description is:

SEE LEGAL DESCRIPTION ATTACHED HERETO AND MADE A PART HEREOF

BEING commonly known as 350 Pleasant Valley Way, West Orange, New Jersey.

BEING the same premises conveyed to the Grantor herein by Deed from Wilshire Enterprises, Inc., dated June 2, 2005 and recorded _____________________ in the Office of the Clerk of Essex County in Deed Book ________ Page _________.

Promises by Grantor. The Grantor promises that, except for the Permitted Exceptions as hereinafter defined, the Grantor has done no act to encumber the property. This promise is called a "covenant as to grantor's acts" (N.J.S.A. 46:4-6). This promise means that, except for the Permitted Exceptions, the Grantor has not allowed anyone else to obtain any legal rights which affect the property (such as by making a mortgage or allowing a judgment to be entered against the Grantor).

THIS DEED IS SUBJECT to, among other things, covenants, easements and restrictions of record, items of public record, taxes, and such state of facts as an accurate survey would disclose, and the matters attached hereto on Exhibit A (collectively, the “Permitted Exceptions”).

[balance of page intentionally left blank]

Signatures. The Grantor signs this Deed as of the date at the top of the first page.

WO GRAND HOTEL, LLC
a New Jersey limited liability company

By: Wilshire Enterprises, Inc.
a Delaware corporation

By: ____________________________
Name:
Title:

STATE OF NEW JERSEY

COUNTY OF ESSEX

I CERTIFY that on _______________ _____, 2005, ______________ personally came before me and this person acknowledged under oath, to my satisfaction, that:

(a)	this person signed, sealed and delivered the attached document as President of Wilshire Enterprises, Inc., a member of the Grantor named in this document;

(b)	this document was signed and made by the ______________ as its voluntary act and deed by virtue of authority from its _____________________; and

(c)	the full and actual consideration paid or to be paid for the transfer of title is $________________________.___. (Such consideration is defined in N.J.S.A. 46:15-5.)

________________________________

D E E D	Dated: As of __________, 2005
WO GRAND HOTEL, LLC a New Jersey limited liability company Grantor, TO [______________________________], Grantee.	Record and return to:

EXHIBIT A

Title Exceptions (to be attached)

EXHIBIT C

BILL OF SALE

BILL OF SALE

WO GRAND HOTEL, LLC, a New Jersey limited liability company ("Assignor"), in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), the receipt and sufficiency of which are hereby acknowledged, does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver (collectively, "assign") unto [_________________________________], a [_____________] limited liability company ("Assignee"), all of Assignor’s right, title and interest in and to all of the Personal Property (as such term is defined in that certain Hotel Purchase Agreement dated as of the __ day of September 2005, by and between Assignor, as seller, and Assignee, as purchaser).

TO HAVE AND TO HOLD the Personal Property unto Assignee and Assignee’s heirs, legal representatives, successors and assigns forever.

THE PERSONAL PROPERTY IS BEING ASSIGNED AND CONVEYED "AS IS", "WHERE IS", AND "WITH ALL FAULTS" AS OF THE DATE OF THIS BILL OF SALE, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED, EXCEPT THAT, WITH RESPECT ONLY TO THE ITEMS SET FORTH ON SCHEDULE A HERETO, SELLER REPRESENTS THAT SELLER HAS NOT LEASED, PLEDGED, ENCUMBERED OR HYPOTHETICATED THE PERSONAL PROPERTY SET FORTH ON SCHEDULE A. ASSIGNEE IS HEREBY ACQUIRING THE PERSONAL PROPERTY BASED SOLELY UPON ASSIGNEE’S OWN INDEPENDENT INVESTIGATIONS AND INSPECTIONS AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY ASSIGNOR OR ASSIGNOR’S AGENTS OR CONTRACTORS. ASSIGNOR HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PERSONAL PROPERTY. ASSIGNOR SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESSED OR IMPLIED, CONCERNING THE PERSONAL PROPERTY OR ASSIGNOR’S TITLE THERETO.

IN WITNESS WHEREOF, the parties have signed and delivered this Bill of Sale as of the _____ day of _______________ 2005.

ASSIGNOR:

WO GRAND HOTEL LLC, a New Jersey limited liability company

By:	Wilshire Enterprises, Inc., a Delaware corporation, its [________________]

By:	______________________________

SCHEDULE A

[to be completed at closing]

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES

This Assignment and Assumption Agreement is entered into as of ____________ ___, 2005 by and between WO GRAND HOTEL, LLC, a New Jersey limited liability company (“Assignor”), as assignor, and [_______________________________] a ______________limited partnership (“Assignee”), as assignee.

Background

In connection with the sale by Assignor to Assignee of that certain property known as the Wilshire Grand Hotel located in the Township of West Orange, Essex County, New Jersey, pursuant to that certain Hotel Purchase Agreement dated September__, 2005 between Assignor, as seller, and Assignee, as purchaser (as the same may have been amended, the “Purchase Agreement”). Assignor desires to assign to Assignee, and Assignee agrees to assume Assignor’s obligations under the leases listed on Schedule “A” attached hereto (collectively, the “Leases”), as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration delivered on the date hereof, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:

1. Assignor hereby grants, assigns, transfers, sets over, conveys, and delivers to Assignee, its successors and assigns, any and all of its right, benefit, title, interest, and privilege in, to, and under, all of the Leases.

2. Assignee hereby assumes Assignor’s liabilities and obligations under, and shall be bound by, the terms and conditions of each of the Leases from and after the date hereof.

3. This Assignment is made without any representation or warranty by Assignor whatsoever, except as may otherwise be expressly provided pursuant to the Purchase Agreement.

4.  Assignor and Assignee each indemnify and hold the other harmless with respect to the Leases, but only to the extent specifically provided in the Purchase Agreement.

5. The performance and interpretation of this Assignment and Assumption Agreement will be controlled by the laws of the State of New Jersey without giving effect to its conflict of laws provisions.

6. The covenants and agreements contained in this Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and are for the sole benefit of the parties hereto and their permitted successors and assigns, and such covenants and agreements shall not be construed as conferring and are not intended to confer any rights or benefits on any other persons.

7. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

[balance of page intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

ASSIGNOR:

WO GRAND HOTEL, LLC
a New Jersey limited liability company

By: Wilshire Enterprises, Inc., its [___________]

By: ______________________________
Name: Dan Pryor
Title: President

ASSIGNEE:

[_____________________]

By:______________________________
Name:
Title:

SCHEDULE A

LEASES

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This Assignment and Assumption Agreement (this “Assignment”) is entered into as of ____________ ___, ________ by and between WO GRAND HOTEL, LLC, a New Jersey limited liability company (“Assignor”), as assignor, and [_______________________________] a ______________limited partnership (“Assignee”), as assignee.

Background

In connection with the sale by Assignor to Assignee of that certain property known as the Wilshire Grand Hotel located in the Township of West Orange, Essex County, New Jersey, pursuant to that certain Hotel Purchase Agreement dated September__, 2005 between Assignor, as seller, and Assignee, as purchaser (as the same may have been amended, the “Purchase Agreement”). Assignor desires to assign to Assignee, and Assignee agrees to assume Assignor’s obligations under the agreements listed on Schedule “A” attached hereto (collectively, the “Assigned Contracts”), as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration delivered on the date hereof, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:

1. Assignor hereby grants, assigns, transfers, sets over, conveys, and delivers to Assignee, its successors and assigns, any and all of its right, benefit, title, interest, and privilege in, to, and under, all of the Assigned Contracts.

2. Assignee hereby assumes Assignor’s liabilities and obligations under, and shall be bound by, the terms and conditions of each of the Assigned Contracts from and after the date hereof. This Assignment is made without any representation or warranty by Assignor whatsoever, except as may otherwise be expressly provided pursuant to the Purchase Agreement.

4.  Assignor and Assignee each indemnify and hold the other harmless with respect to the Assigned Contracts, but only to the extent specifically provided in the Purchase Agreement.

5. The performance and interpretation of this Assignment and Assumption Agreement will be controlled by the laws of the State of New Jersey without giving effect to its conflict of laws provisions.

6. The covenants and agreements contained in this Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and are for the sole benefit of the parties hereto and their permitted successors and assigns, and such covenants and agreements shall not be construed as conferring and are not intended to confer any rights or benefits on any other persons.

7. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

ASSIGNOR:

WO GRAND HOTEL, LLC
a New Jersey limited liability company

By: Wilshire Enterprises, Inc., its [___________]

By: ______________________________
Name: Dan Pryor
Title: President

ASSIGNEE:

[_____________________]

By:______________________________
Name:
Title:

SCHEDULE A

ASSIGNED CONTRACTS

EXHIBIT F

AFFIDAVIT OF TITLE

AFFIDAVIT OF TITLE

STATE OF NEW JERSEY     )
SS.
COUNTY OF ESSEX       )

DANIEL C. PRYOR says under oath:

1. President. I am president of Wilshire Enterprises, Inc., which is a Member of WO GRAND HOTEL, LLC, a limited liability company formed under the laws of the State of New Jersey. The limited liability company will be called the “LLC” and sometimes simply “it” or “its”. The LLC has offices located at c/o Wilshire Enterprises, Inc., One Gateway Center, Newark, New Jersey 07102. I am fully familiar with the business of the LLC, a citizen of the United States and at least 18 years old.

2. Representations. The statements contained in this affidavit are true to the best of my knowledge, information and belief.

3. Authority. The LLC is the only owner of fee title to the real property known as the Wilshire Grand Hotel located at 350 Pleasant Valley Way, West Orange, New Jersey called "this property".

This property is to be sold by the LLC to ________________, a _____________ limited liability company (the “Buyer”).

This action, and the making of this affidavit of title, have been duly authorized by the LLC. The Certificate of Formation and Operating Agreement of the LLC are attached hereto. There has been no change in the composition of the LLC since its formation and the Operating Agreement has not been modified or amended. The LLC is legally authorized to transact business in New Jersey. It is not restrained from doing business nor has any legal action been taken for that purpose. It has never changed its name or used any other name. The LLC has not classified itself as a corporation for federal income tax purposes.

4. Ownership and Possession. The LLC has owned this property since June 2, 2005.

5. Improvements. No additions, alterations or improvements are now being made by the LLC or have been made by the LLC to this property since June 2, 2005 which have not been paid or will duly be paid.

6. Bankruptcy and Judgments. No bankruptcy or insolvency proceedings have been started by or against it, nor has it ever been declared bankrupt. All bankruptcies and judgments listed on the attached judgment searches are not against the LLC, but against others with similar names.

7. Reliance. The LLC makes this affidavit in order to induce the Buyer to buy the Property. It is aware that the Buyer will rely on the statements made in this affidavit and on its truthfulness.

Signed and sworn to before me on
_____________ ____, 2005.

DANIEL C. PRYOR

EXHIBIT G

ASSIGNMENT AND ASSUMPTION OF PERMITS

ASSIGNMENT AND ASSUMPTION OF PERMITS

This Assignment and Assumption Agreement is entered into as of ____________ ___, 2005 by and between WO GRAND HOTEL, LLC, a New Jersey limited liability company (“Assignor”), as assignor, and [_______________________________] a ______________limited partnership (“Assignee”), as assignee.

Background

In connection with the sale by Assignor to Assignee of that certain property known as the Wilshire Grand Hotel located in the Township of West Orange, Essex County, New Jersey, pursuant to that certain Hotel Purchase Agreement dated September__, 2005 between Assignor, as seller, and Assignee, as purchaser (as the same may have been amended, the “Purchase Agreement”). Assignor desires to assign to Assignee, and Assignee agrees to assume Assignor’s obligations under the Permits listed on Schedule “A” attached hereto (collectively, the “Assigned Permits”), as set forth herein

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration delivered on the date hereof, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Assignor and Assignee hereby agree as follows:

1. To the extent such assignment is lawful and to the extent same may be freely assigned by Assignor, Assignor hereby grants, assigns, transfers, sets over, conveys, and delivers to Assignee, its successors and assigns, any and all of its right, benefit, title, interest, and privilege in, to, and under, all of the Assigned Permits, expressly excluding any licenses or permits related to the sale or consumption of liquor or alcoholic beverages.

2. Assignee hereby assumes Assignor’s liabilities and obligations under, and shall be bound by, the terms and conditions of each of the Assigned Permits from and after the date hereof.

3. This Assignment is made without any representation or warranty by Assignor whatsoever, except as may otherwise be expressly provided pursuant to the Purchase Agreement.

4.  The performance and interpretation of this Assignment and Assumption Agreement will be controlled by the laws of the State of New Jersey without giving effect to its conflict of laws provisions.

5. The covenants and agreements contained in this Assignment and Assumption Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and are for the sole benefit of the parties hereto and their permitted successors and assigns, and such covenants and agreements shall not be construed as conferring and are not intended to confer any rights or benefits on any other persons.

6. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

[balance of page intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have each caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

ASSIGNOR:

WO GRAND HOTEL, LLC
a New Jersey limited liability company

By: Wilshire Enterprises, Inc., its [___________]

By: ______________________________
Name: Dan Pryor
Title: President

ASSIGNEE:

[_____________________]

By:______________________________
Name:
Title:

SCHEDULE A

ASSIGNED PERMITS